    As filed with the Securities and Exchange Commission on July 13, 1994
                                                      Registration No. 33-53123

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              __________________

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                              __________________

                                CITICASTERS INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED ON ITS CHARTER)

          FLORIDA                                  4833                        59-2054850
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL           (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 562-8000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                SAMUEL J. SIMON
                         GENERAL COUNSEL AND SECRETARY

                                CITICASTERS INC.

                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 579-2542
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               __________________

                                WITH COPIES TO:

                             PAUL V. MUETHING, ESQ.
                          KEATING, MUETHING & KLEKAMP
                              1800 PROVIDENT TOWER
                             ONE EAST FOURTH STREET
                            CINCINNATI, OHIO  45202
                                 (513) 579-6400
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                              __________________

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                             ____________________

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]
                             ____________________

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
===============================================================================

                     GREAT AMERICAN COMMUNICATIONS COMPANY

                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K

                    Form S-4 Item Number and Heading                                    Prospectus Caption or Location
                    --------------------------------                                    ------------------------------
 A.  Information About the Transaction
          1.  Forepart of the Registration Statement and Outside Front    Outside Front Cover Page
              Cover Page of Prospectus

          2.  Inside Front and Outside Back Cover Pages of Prospectus     Inside Front Cover Page; Available Information; In-
                                                                          corporation of Certain Documents by Reference

          3.  Risk Factors, Ratio of Earnings to Fixed Charges, and       Prospectus Summary; Selected Financial Data; Risk Factors
              Other Information

          4.  Terms of the Transaction                                    Prospectus Summary; Use of Proceeds; The Exchange Offer;
                                                                          Certain Federal Income Tax Considerations; Description of
                                                                          Series B Notes

          5.  Pro Forma Financial Information                             Not Applicable

          6.  Material Contacts with the Company Being Acquired           Not Applicable

          7.  Additional Information Required for Reoffering Persons      Not Applicable
              and Parties Deemed to be Underwriters

          8.  Interests of Named Experts and Counsel                      Legal Matters; Experts

          9.  Disclosure of Commission Position on Indemnification for    Not Applicable
              Securities Act Liabilities

 B.  Information About the Registrants

          10. Information With Respect to S-3 Registrants                 Available Information; Incorporation of Certain Documents
                                                                          by Reference; Prospectus Summary; Selected Financial Data

          11. Incorporation of Certain Information by Reference           Available Information; Incorporation of Certain Documents
                                                                          By Reference

          12. Information With Respect to S-2 or S-3 Registrants          Not Applicable

          13. Incorporation of Certain Information by Reference           Not Applicable

          14. Information With Respect to Registrants Other Than S-3      Not Applicable
              or S-2 Registrants

 C.  Information About the Company Being Acquired

          15. Information With Respect to S-3 Companies                   Not Applicable

          16. Information With Respect to S-2 or S-3 Companies            Not Applicable

                    Form S-4 Item Number and Heading                                    Prospectus Caption or Location
                    --------------------------------                                    ------------------------------
          17. Information With Respect to Companies Other Than S-3 or     Not Applicable
              S-2 Companies

 D.  Voting and Management Information

          18. Information if Proxies, Consents or Authorizations are      Not Applicable
              to be Solicited

          19. Information if Proxies, Consents or Authorizations are      Available Information; Incorporation of Certain Documents
              not to be Solicited, or in an Exchange Offer                By Reference

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.    *
*  A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED   *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY     *
*  NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE    *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS PROSPECTUS SHALL NOT   *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE. PROSPECTUS                                                      *
*                                                                         *
***************************************************************************


                  SUBJECT TO COMPLETION, DATED JULY 12, 1994

                       OFFER TO EXCHANGE ALL OUTSTANDING
                      9 3/4% SERIES A SENIOR SUBORDINATED
                                 NOTES DUE 2004
                                      FOR
                      9 3/4% SERIES B SENIOR SUBORDINATED
                                 NOTES DUE 2004
                                       OF

                               CITICASTERS INC.
           (FORMERLY KNOWN AS GREAT AMERICAN COMMUNICATIONS COMPANY)


                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

               EASTERN TIME, ON JULY ___, 1994, UNLESS EXTENDED.

                              ____________________

    Citicasters Inc., a Florida corporation ("Citicasters" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $200,000,000 of 9 3/4% Series B Senior Subordinated Notes Due 2004 (the "Series B Notes") of the Company for a like principal amount of the issued and outstanding 9 3/4% Series A Senior Subordinated Notes Due 2004 (the "Series A Notes" and, with the Series B Notes, the "Notes") of the Company from the holders (the "Holders") thereof. The terms of the Series B Notes are identical in all material respects to the Series A Notes, except for certain transfer restrictions and registration rights relating to the Series A Notes and except that, if the Exchange Offer is not consummated by August 15, 1994, the Company will have to pay Holders of Series A Notes $.05 per $1,000 principal amount of Series A Notes outstanding for each week that the Exchange Offer is not consummated. See "The Exchange Offer".

    The Company and all of the holders of the outstanding Notes have agreed that the Company will use a portion of the proceeds from the Station Sale (as hereafter defined) to redeem $75 million principal amount of Notes at $976.75 per $1,000 principal amount. see "The Company---Proposed Sale of Television Stations."

    The Company has not issued, and has no current firm arrangements to issue, any significant indebtedness that would be subordinate to the Series B Notes. The Series B Notes also will be effectively subordinated to all of the outstanding indebtedness of the Company's subsidiaries. As of July 1, 1994, the amount of outstanding Senior Indebtedness to which the Notes are subordinated was approximately $236.3 million.


    The Series B Notes are being offered to satisfy obligations of the Company contained in the Registration Rights Agreement dated as of February 18, 1994, as amended, among the Company and the entities which initially purchased the Series A Notes from the Company on February 18, 1994 (the "Registration Rights Agreement"). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), Series B Notes issued pursuant to the Exchange Offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Series B Notes are acquired in the ordinary course of such Holder's business and such Holders have no arrangement with any person to participate in the distribution of the Series B Notes.

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Series A Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any Series A Notes, the Company will promptly return such Series A Notes to the Holders thereof. See "The Exchange Offer".

    Each broker-dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker- dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer--Requirements Applicable to Broker-Dealers".
                              ____________________

    Prior to this Exchange Offer, there has been no public market for the Series A Notes. If a market for the Series B Notes should develop, the Series B Notes could trade at a discount from their principal amount. The Company does not intend to list the Series B Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the Series B Notes will develop.

    See "Risk Factors" for a description of certain risks to be considered by Holders who tender their Series A Notes in the Exchange Offer.
                             ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
            THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July __, 1994

                             AVAILABLE INFORMATION

           The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act with respect to the Series B Notes offered hereby. This Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission in the manner set forth below. For further information with respect to the securities offered hereby and the Company, reference is made to the Registration Statement and the financial schedules, and exhibits filed as a part thereof. Statements contained in this Prospectus as to the terms of any contract or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement. Reference is made to the exhibits for a more complete description of the matter involved.

           The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Suite 1400, 500 West Madison Avenue, Chicago, Illinois 60611, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports filed after December 31, 1993 can be inspected at the offices of the NASDAQ-NMS where the Company's Class A Common Stock is traded at 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents filed with the Commission (File No. 1-8283) pursuant to the Exchange Act are incorporated herein by reference:


           1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended (the "Annual Report").

           2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994 (the "Quarterly Report").


           All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY AT THE ADDRESS AND PHONE NUMBER SET FORTH BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________ ___, 1994.


           The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or verbal request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Citicasters Inc., One East Fourth Street, Cincinnati, Ohio 45202, Attention: Secretary, Telephone (513) 579-2542.

                               PROSPECTUS SUMMARY

           THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION (INCLUDING FINANCIAL INFORMATION AND THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THE PROSPECTUS TO THE COMPANY OR CITICASTERS INC. INCLUDE THE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES. PROSPECTIVE INVESTORS IN THE SERIES B NOTES OFFERED HEREBY SHOULD CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS."

                                  THE COMPANY
    The Company is engaged primarily in the ownership and operation of television and radio stations and derives substantially all of its revenue from the sale of advertising time. Unless the context otherwise requires, all references herein to the business and operations of the Company include the business and operations of its subsidiaries and are not intended to imply exact corporate relationships. The Company currently has two significant subsidiaries, Citicasters Corp. ("Broadcasting") (formerly known as Great American Broadcasting Company) and Citicasters Co. ("Operating") (formerly known as Great American Television and Radio Company, Inc.). At July 1, 1994, the Company owned six network-affiliated television stations, eleven FM radio stations and four AM radio stations.

    On May 4, 1994, the Company entered into an Asset Purchase Agreement with New World Communications Group Incorporated, a Delaware corporation ("New World Communications"), under the terms of which the Company agreed to sell to New World Communications its network-affiliated television stations located in Birmingham, Alabama, Greensboro/High Point, North Carolina, Kansas City, Missouri and Phoenix, Arizona (such transaction is hereinafter referred to as the "Station Sale"). That Agreement as amended is hereafter referred to as the "Asset Purchase Agreement." The Company expects to receive approximately $350 million in cash upon completion of this sale. See "The Company--Proposed Sale of Television Stations".

    The terms of Citicasters' existing bank credit agreement currently require all excess proceeds from asset sales not reinvested in additional broadcast properties to be used to reduce the balance of the bank credit facility. The Company has reached an agreement in principle with its bank lenders and the holders of all of the outstanding Series A Notes under which the Company will pay off in full the existing bank credit facility and redeem $75 million principal amount of the Notes at a redemption price of $976.75 per $1,000 principal amount using the proceeds from the Station Sale. Citicasters will also retire the approximately $17 million of 9 1/2% Notes due 1999 secured by the assets of the Greensboro/High Point television station from such proceeds. See "The Company--Proposed Sale of Television Stations." The agents under the existing bank credit facility have committed to provide the Company with a new $25 million revolving credit facility to be used for working capital and general corporate purposes and an additional new $125 million revolving credit facility to be used for acquisitions. These facilities (hereafter referred to as the "New Bank Credit Facility") will be established following the Station Sale.

    The Company plans in the near future to acquire additional radio stations in order to avail itself of the considerable operating opportunities presented by new radio duopoly rules which permit ownership of up to two AM and two FM stations in markets in which Citicasters presently has radio operations.

    On June 8, 1994, the name of the Company was formally changed to Citicasters Inc. from Great American Communications Company. The principal offices of the Company are located at One East Fourth Street, Cincinnati, Ohio 45202 and its telephone number is (513) 562-8000.

                      RESTRUCTURING/PREPACKAGED BANKRUPTCY


    The term "Restructuring" as used herein means, collectively, the financial restructuring of the Company and its subsidiaries pursuant to the Prepackaged Plan (as defined below), the Senior Debt Restructuring (as defined below), the Merger (as defined below) and the Common Stock Exchange (as defined below).


    The Prepackaged Plan consisted of a separate chapter 11 plan of reorganization for the Company and two corporations which were at the time wholly owned subsidiaries of the Company, GACC Holding Company ("Holding") and New GACC Holdings, Inc. (such entities are collectively referred to as the "Debtors") which were filed in Bankruptcy Court in November, 1993. The Prepackaged Plans were confirmed by the Bankruptcy Court on December 7, 1993 and consummated on December 28, 1993. The Senior Debt Restructuring consisted of (i) the refinancing of the indebtedness incurred under the bank credit facility provided to the operating subsidiaries of the Company and guaranteed by the Debtors (the "Bank Credit Facility") to effect an extension of the amortization thereof and certain other proposed changes to the Bank Credit Facility, (ii) Operating obtaining a new loan in the amount of $17.5 million secured by the assets of WGHP-TV, Greensboro/High Point, North Carolina (the "New WGHP Loan"), and (iii) the exchange (the "13% Notes Exchange") of $111.5 million of 13% Senior Subordinated Notes due 2000 of Broadcasting for new 13% Senior Subordinated Notes due 2001 (the "New 13% Notes") pursuant to the 13% Notes Exchange Agreement (the "13% Notes Exchange Agreement"). The Merger refers to the mergers of Holding and New GACC Holdings, Inc. into the Company. The Common Stock Exchange means the one-for-three hundred exchange of Class A Common Stock for the Company's Common Stock outstanding immediately prior to the Effective Date of the Prepackaged Plan. The Senior Debt Restructuring, the Merger and the Common Stock Exchange were consummated concurrently with the consummation of the Prepackaged Plan.

    In connection with the Prepackaged Plan, Citicasters exchanged approximately $140 million principal amount of its outstanding 9 1/2% Senior Secured Notes due 2000 ("9 1/2% Notes"); approximately $59 million in debt of Citicasters and Holding; $1.1 million in principal amount of its Variable Rate Convertible Subordinated Debentures; approximately $87 million principal amount of debt of Citicasters and its subsidiaries held by AFC and AFC's chairman; approximately $275 million liquidation value of Holding's preferred stock and approximately 22.8 million shares of common stock held by AFC before the Restructuring, for Class A Common Stock, Class B Common Stock, 14% Senior Extendable Notes initially due June 30, 2001 (the "14% Notes") or combinations of the foregoing. See "The Company--"Restructuring/Prepackaged Bankruptcy".




                        BACKGROUND OF EXCHANGE OFFER;
                RECENT SECURITIES OFFERING AND RELATED MATTERS


    On February 18, 1994, the Company sold $200,000,000 principal amount of Series A Notes to certain funds and other accounts managed or advised by Fidelity Management and Research Company (collectively, the "Series A Purchasers") for an aggregate purchase price of $195,350,000. The Series A Notes were issued with original issue discount of $23.25 per $1,000 of face amount.


    The Company used approximately $113 million of the proceeds from the sale of the Series A Notes to fund the prepayment of all of the outstanding 13% Senior Subordinated Notes due 2001 (the "13% Notes") issued by Broadcasting and approximately $79 million of the proceeds from the sale of Series A Notes to redeem the 14% Notes. The 13% Notes and the 14% Notes had been issued in the Restructuring.


    The Series A Notes were sold pursuant to exemptions from the registration requirements of the Securities Act and applicable state securities laws. The Company structured the offering of the Series A Notes as a private placement to raise funds on a more expeditious basis than would have been possible had the initial sale been pursuant to an offering registered under the Securities Act. The Series A Purchasers, as a condition to their purchase of the Series A Notes, required the Company to enter into the Registration Rights Agreement pursuant to which the Company agreed, among other things, to commence the Exchange Offer promptly following the offering of the Series A Notes. The Company has filed the Registration Statement of which this Prospectus is a part pursuant to the Registration Rights Agreement. See "Description of Notes -- Registration Rights."


                                 SERIES B NOTES

Notes Offered  . . . . . . $200,000,000 principal amount of 9 3/4% Series B
                           Senior Subordinated Notes due 2004.

Maturity Date  . . . . . . February 15, 2004.

Interest Payment Dates . . February 15 and August 15, commencing
                           August 15, 1994.

Optional Redemptions . . . The Series B Notes are redeemable at any time on or after February 15, 1999 in whole or in part, at the option of the Company at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See "Description of Notes."

                           In addition, at any time prior to December 31, 1996, the Company may, subject to certain limitations, redeem up to 25% of the original aggregate principal amount of the Series B Notes with the net proceeds of one or more public offerings of equity securities at 108.875% of par, plus accrued and unpaid interest to the date of redemption.

                           Prior to February 15, 1999, upon the occurrence of a Change of Control (as defined under "Description of Notes"), the Company may, subject to certain limitations, make an offer to each Holder to purchase Series B Notes at a purchase price equal to the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, plus the Applicable Premium (as defined under "Description of Notes").

                           Prior to December 31, 1996, upon the occurrence of an Asset Sale (as defined under "Description of Notes") the Company may, subject to certain limitations, make an offer to purchase Series B
                           Notes at redemption prices set forth herein.  See
                           "Description of Notes."

 Mandatory Purchase Offers

     Change of Control   . . . . . . . . . . . . . . .    Upon the occurrence of a Change of Control (as
                                                          defined under "Description of Notes"), the Company
                                                          will be required to make an offer to each Holder
                                                          to purchase all of such Holder's Series B Notes at
                                                          a purchase price equal to 101% of the principal
                                                          amount thereof, plus accrued and unpaid interest
                                                          thereon to the date of purchase.

     Asset Sales   . . . . . . . . . . . . . . . . . .    At any time that the aggregate amount of Available
                                                          Proceeds (as defined under "Description of Notes")
                                                          from an Asset Sale exceeds $15,000,000, the
                                                          Company shall, subject to certain limitations,
                                                          commence an offer to purchase the maximum
                                                          principal amount of Series B Notes that may be
                                                          purchased out of such Available Proceeds, at an
                                                          offer price in cash equal to 100% of the principal
                                                          amount thereof, plus accrued and unpaid interest
                                                          to the date of purchase.

 Original Issue Discount . . . . . . . . . . . . . . .    The Series A Notes were issued on February 18,
                                                          1994 with an original issue discount ("Original
                                                          Issue Discount" or "OID") of $23.25 for $1,000
                                                          face amount of Series A Notes.  Because the Series
                                                          B Notes will be treated as a continuation of the
                                                          Series A Notes for Federal income tax purposes,
                                                          the Series B Notes will be deemed to have Original
                                                          Issue Discount.  Prospective Holders of the Series
                                                          B Notes should be aware that accrued Original
                                                          Issue Discount will be includable, periodically,
                                                          in a Holder's gross income for federal income tax
                                                          purposes prior to redemption or other disposition
                                                          of such Holder's Series B Notes, whether or not
                                                          such Series B Notes are ultimately redeemed, sold
                                                          (to the Company or otherwise) or paid at maturity.
                                                          See "Certain Federal Income Tax Considerations."

 Ranking . . . . . . . . . . . . . . . . . . . . . . .    The Series B Notes are general unsecured
                                                          obligations of the Company and are subordinated in
                                                          right of payment to all existing debt of subsid-
                                                          iaries and future Senior Indebtedness (as defined
                                                          under "Description of Notes") of the Company.  As
                                                          of March 31, 1994, such outstanding Senior
                                                          Indebtedness was approximately $236.3 million.


                                                          The Company has no indebtedness ranking PARI PASSU
                                                          with the Series B Notes.  The Company has no
                                                          undrawn lines of credit, and the only indebtedness
                                                          issued at a discount by the Company that has not
                                                          been fully accreted is represented by the Notes.



 Certain Covenants . . . . . . . . . . . . . . . . . .    The indenture governing the Notes (the
                                                          "Indenture") restricts, among other things, (a)
                                                          the making of Restricted Payments (as defined
                                                          under "Description of Notes," (b) the incurrence
                                                          of additional Indebtedness of the Company and its
                                                          subsidiaries, (c) transactions with affiliates,
                                                          (d) the creation of liens, (e) the payment of
                                                          taxes and other claims, (f) the right of the
                                                          Company and its subsidiaries to enter into any
                                                          agreement which restricts their ability to make
                                                          upstream payments, and (g) the Company's ability
                                                          to consolidate or merge with or into, or to
                                                          transfer all or substantially all of its assets
                                                          to, another person.  These restrictions are
                                                          subject to a number of important qualifications
                                                          and exceptions.  See "Description of Notes."


                               THE EXCHANGE OFFER

 Securities Offered  . . . . . . . . . . . . . . . . . .  Up to $200,000,000 principal amount of 9 3/4% Series B Senior
                                                          Subordinated Notes Due 2004.  The terms of the Series B Notes and the Series A Notes are identical in all material
                                                          respects, except for certain transfer restrictions, regis-
                                                          tration rights and certain liquidated damage provisions
                                                          relating to the Series A Notes.

 The Exchange Offer  . . . . . . . . . . . . . . . . . .  The Series B Notes are being offered in exchange for a like principal amount of Series A Notes.  The issuance of the
                                                          Series B Notes is intended to satisfy obligations of the
                                                          Company contained in the Registration Rights Agreement.  For procedures for tendering, see "The Exchange Offer".

 Tenders, Expiration Date, Withdrawal  . . . . . . . . .  The Exchange Offer will expire at 5:00 P.M., Eastern Time, on
                                                          August ___, 1994, or such later date and time to which it is extended.  The tender of Series A Notes pursuant to the
                                                          Exchange Offer may be withdrawn at any time before the
                                                          Exchange Agent mails the Series B Notes due pursuant to the tender.  Any Series A Notes not accepted for exchange for any reason will be returned without expense to the tendering
                                                          Holder thereof as promptly as practicable after the
                                                          expiration or termination of the Exchange Offer.


 Federal Income Tax Consequences . . . . . . . . . . . . . . . . .    The exchange pursuant to the Exchange Offer will not result in any income, gain or loss to the Holders or the Company for any federal income tax purposes.  See "Certain Federal Income
                                                                      Tax Considerations".

 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .    There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

 Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . .    Securities Transfer Company is serving as Exchange Agent in connection with the Exchange Offer.


                                  RISK FACTORS


           Prospective investors in the Series B Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Series B Notes.




                             SUMMARY FINANCIAL DATA

           The following table sets forth certain data (in millions) and should be read in conjunction with "Management's Discussion and Analysis of Financial
Condition and Results of Operations" contained in the Annual Report and the Quarterly Report:

                                                                                         Pro                       Reorganized
                                                                                         Forma     Predecessor     Citicasters
                                    Predecessor (a)               Reorganized   Pro      Three       Three           Three
                        ---------------------------------------   Citicasters   Forma    Months       Months          Months
                        1989     1990     1991    1992     1993      1993      1993(b)   Ended        Ended           Ended
                        ----     ----     ----    ----     ----      ----      ------    March 31,    March 31,       March 31,
                                                                                         --------     --------        --------
                                                                                          1994(c)      1993            1994
                                                                                          ------       ----            ----
STATEMENT OF
- ------------
OPERATIONS DATA:
- ----------------
 Consolidated
 net revenues           $  200   $  210   $  202  $  211   $  205    N/A          $120       $ 27         $  44           $  48

 Operating income
 (loss) (d)                 26       25       12    (642)      40    N/A            20          3             3               7

 Earnings (loss)
 from continuing
 operations                (77)     (58)     (33)   (613)     (67)   N/A             5         (1)          (20)             (2)

 Net earnings
 (loss) (e)               (103)     (46)      84    (597)     341    N/A             5         (1)          (21)             (2)

 Per share data (f)          -        -        -       -        -      -                    ($.06)                -       ($.15)

 BALANCE SHEET
 -------------
 DATA (g):
 ---------
 Consolidated           $1,921   $1,803   $1,475  $  714      N/A    $720                    $397         $ 687           $ 714
 assets

 Consolidated
 long-term debt          1,191    1,135      693     635      N/A     433                     124           623             432

 Minority interest,
 preferred stock of
 subsidiary                251      251      251     275      N/A       -                       -           275              -

 Shareholders'
 equity (deficit)          178      133      258    (339)     N/A     139                     188          (360)            137


N/A - Not Applicable

(a) For purposes of this table, the term "Predecessor" refers to Citicasters prior to its emergence from chapter 11 bankruptcy in December, 1993.

(b) This information gives effect to the proposed sale of four television stations as if such sale had occurred as of January 1, 1993. See additional pro forma information regarding the effect of the proposed sale of the television stations appearing elsewhere in this Prospectus.

(c) This information gives effect to the proposed sale of four television stations as if such sale had occurred as of January 1, 1994. See additional pro forma information regarding the effect of the proposed sale of the television stations appearing elsewhere in this prospectus.

(d) Citicasters reduced the recorded amount of its intangible assets as of December 31, 1992 by $658.3 million to reflect the carrying value of its broadcasting assets at estimated current market values at that time.

(e) Net earnings for the year ended December 31, 1993 includes, as an extraordinary item, a one-time gain of $414.5 million relating to debt discharged in the Restructuring.

(f) Per share data are not presented for the Predecessor due to the general lack of comparability as a result of the Restructuring.

(g) Balance sheet data at December 31, 1993 reflects the adoption of fresh-start reporting. The application and effects of fresh-start reporting is discussed in more detail in Note B to Citicasters' Financial Statements.

    As a result of Citicasters' emergence from bankruptcy and its adoption of fresh-start reporting as of December 31, 1993, Citicasters' Balance Sheet at and after December 31, 1993 and its Statements of Operations for periods after December 31, 1993 will not be comparable to the Financial Statements for prior periods. See Notes to Financial Statements.

                                  RISK FACTORS

           In addition to the other information in this Prospectus, prospective investors should consider carefully the following factors before acquiring the Series B Notes offered hereby.


REDEMPTION OF NOTES

           The Company and all of the holders of the outstanding Notes have agreed that the Company will use a portion of the proceeds from the Station Sale to redeem $75 million principal amount of Notes at $976.75 per $1,000 principal amount. See "The Company--Proposed Sale of Television Stations."

LEVERAGE OF THE COMPANY

           Although completion of the Restructuring reduced the Company's aggregate outstanding debt obligations, the Company continued to be highly leveraged after the Restructuring. As a result of the Restructuring, the Company's indebtedness and preferred stock obligations were reduced from $910 million to $433 million.

           If the Station Sale is completed as proposed and the proceeds are used as described herein, the Company's long term indebtedness will be reduced from $431.6 million to $125.0 million.

           Even if the Station Sale is not completed on the terms established, Management believes that the Company has sufficient operating cash flow to pay interest and scheduled amortization on all of its outstanding indebtedness and fund anticipated capital expenditures through September 1998. In that event, the Company will need to refinance the anticipated $114 million amortization of principal on the Bank Credit Facility due in December 1998. The ability of the Company to satisfy its obligations under the Bank Credit Facility and to the Holders of the Notes will be primarily dependent upon the future financial and operating performance of the Company and its ability to renew or refinance its borrowings or to raise additional equity capital. Each of these alternatives will be dependent upon financial, business and other general economic factors affecting the Company and the broadcasting business in particular, many of which will be beyond the control of the Company. The Company's financial leverage could make it vulnerable to a downturn in its broadcasting operations or a downturn in general economic activity. If the Company is unable to generate sufficient cash flow to meet its debt service obligations, it will have to adopt one or more alternatives, such as reducing or delaying capital expenditures, refinancing debt or selling assets. There can be no assurance that any such alternatives could be effected on satisfactory terms.

CHANGE OF CONTROL

           If a Change of Control shall occur regarding the Company, Holders of the Notes have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued interest. However, the Bank Credit Agreements prohibit the Company from repurchasing any Notes following a Change of Control prior to repayment in full of the Senior Bank Debt. American Financial Corporation ("AFC") controls approximately 43% of the Company's Common Stock. See "The Company."


CREDIT AGREEMENT RESTRICTIONS

           The Indenture and the Bank Credit Facility contain restrictions on the Company's operations. Such restrictions include, among other things, limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, to create, incur or permit the existence of certain liens, to make certain investments, to make capital expenditures above certain levels, to make certain sales of assets, to make certain payments with respect to their outstanding stock, to give certain guarantees, to effect certain fundamental changes, and to enter into certain types of transactions. These restrictions limit the Company's financial and operating flexibility.

           In addition, the Indenture and the Bank Credit Facility require the Company's subsidiaries to achieve and maintain certain financial ratios and severely limit such subsidiaries' ability to make distributions to the Company. There can be no assurance that the Company and its subsidiaries will be able to achieve and maintain compliance with these prescribed financial ratio tests or other requirements under these agreements. Failure to achieve or maintain compliance with such financial ratio tests or other requirements under these agreements would result in a default and could lead to the acceleration of the obligations due under the Bank Credit Facility or the obligations of the Company under the Notes, which, in turn, could permit the acceleration of other indebtedness. The acceleration of any such indebtedness would result in such indebtedness becoming immediately due and payable and could result in the Company having to commence a nonprepackaged bankruptcy case.


           The Company expects that the New Bank Credit Facility will contain similar but less burdensome provisions.


HOLDING COMPANY STRUCTURE

           The operations of the Company are conducted through its operating subsidiary, Operating. The ability of the Company to service its indebtedness is dependent upon the receipt of funds from Broadcasting and Operating by way of dividends, loans and other distributions. Restrictions in Operating's debt agreements including the Bank Credit Facility limit the amount of distributions Operating may make to Citicasters. All such distributions would be prohibited if Citicasters or its subsidiaries were not in compliance with these agreements. At December 31, 1993 and July 1, 1994, Citicasters and its subsidiaries were in compliance with such agreements and sufficient funds were available to meet Citicasters' administrative and debt service expenditures.

           The Notes are unsecured and not guaranteed by any subsidiary. Therefore, the rights of the Company and its creditors to realize upon the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the liabilities and obligations of the such subsidiaries, including borrowings by subsidiaries under the Bank Credit Facility.

BUSINESS AND COMPETITION

           Broadcast stations compete for audience with other forms of home entertainment, such as cable television, pay television systems of various types and home video and audio recordings. These competing services, which have the potential of providing improved signal reception or increased home entertainment selection, have experienced rapid growth in recent years. The major competing television services today are provided by a large number of advertiser-supported and pay cable television networks. Cable subscribership is presently slightly under 60% of television households in the United States, and is not expected to grow beyond 65% within the next several years. There are other related forms of home entertainment which, with continued technological advances or regulatory changes, can be expected to become increasingly competitive with the Company's broadcast properties. In addition, statutory or regulatory changes may affect the competition faced by the Company. For example, the Federal Communications Commission ("FCC") now permits telephone companies to deliver video services to homes in the companies' telephone service areas, but only on a common carrier basis. Telephone companies continue to seek authority from the FCC and from Congress to become cable operators and thereby to compete directly with presently existing cable systems. Any or all of these developments could have an adverse effect on the Company's competitive position.

CONSEQUENCES OF FAILURE TO EXCHANGE

           Holders of Series A Notes who do not exchange their Series A Notes for Series B Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Series A Notes as set forth in the legend thereon as a consequence of the issuance of the Series A Notes pursuant to exemptions from the registration requirements of the Securities Act and applicable state securities laws. The Company does not intend to register the Series A Notes under the Securities Act and is under no obligation to the Holders of Series A Notes to so register.

TRANSFERABILITY OF SERIES B NOTES


           Based on interpretations by the Staff of the Commission, Series B Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Series B Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such Series B Notes. Any person using the Exchange Offer to participate in a distribution of the Series A Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. However, to comply with the securities law of certain jurisdictions, if applicable, the Series B Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.


LACK OF A PUBLIC MARKET FOR THE NOTES

           The Series B Notes are being offered exclusively in exchange for Series A Notes. The Series A Notes were issued on February 18, 1994 to a small number of institutional investors. The Series B Notes are new securities for which there currently is no market. The Company does not intend to list the Series B Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and the Company is under no obligation to so list or seek such approval for quotation. Accordingly, there can be no assurance as to the development or liquidity of any trading market for the Series B Notes.

                                  THE COMPANY


    The Company is engaged primarily in the ownership and operation of television and radio stations and derives substantially all of its revenue from the sale of advertising time. Unless the context otherwise requires, all references herein to the business and operations of the Company include the business the operations of its subsidiaries and are not intended to imply exact corporate relationships. The Company currently has two significant subsidiaries, Broadcasting and Operating. At July 1, 1994, the Company owned six network-affiliated television stations, eleven FM radio stations and four AM radio stations. All of such stations were operated by the Company on such date except WRIF, an FM radio station in Detroit and KBPI, an FM radio station in Denver, the sales of which are pending FCC approval. In addition, the Company has an agreement pending to acquire WWNK, an FM radio station in Cincinnati. This transaction is contingent upon the receipt of FCC approval. The Company is currently operating WWNK.

    On May 4, 1994, the Company entered into the Asset Purchase Agreement with New World Communications providing for the Station Sale. The Company expects to receive approximately $350 million in cash upon completion of this sale.

        The terms of Citicasters' existing bank credit agreement currently require all excess proceeds from asset sales not reinvested in additional broadcast properties to be used to reduce the balance of the bank credit facility. The Company has reached an agreement in principle with its bank lenders and the holders of all of the outstanding Series A Notes under which the Company will pay off in full the existing bank credit facility and redeem $75 million principal amount of the Notes at a redemption price of $976.75 per $1,000 principal amount using the proceeds from the Station Sale. Citicasters will also retire the approximately $17 million of 9 1/2% Notes due 1999 secured by the assets of the Greensboro/High Point television station from such proceeds. See "The Company--Proposed Sale of Television Stations." The agents under the existing bank credit facility have committed to provide the Company with a new $25 million revolving credit facility to be used for working capital and general corporate purposes and a new $125 million revolving credit facility to be used for acquisitions. The facilities (hereinafter referred to as the "New Bank Credit Facility") will be established following the Station Sale.

    The Company plans in the near future to acquire additional radio stations in order to avail itself of the considerable operating opportunities presented by new radio duopoly rules which permit ownership of up to two AM and two FM stations in markets in which Citicasters presently has radio operations.

    As of July 1, 1994, the Company had 10,153,672 shares of Class A Common Stock and 1,163,524 shares of Class B Common Stock outstanding. On July 1, 1994, American Financial Enterprises, Inc., a Connecticut corporation ("AFEI"), purchased all of the 1,163,524 shares of Class B Common Stock from Lion Advisors, L.P. American Financial Corporation ("AFC"), the beneficial owner of 83% of AFEI's Common Stock and Carl H. Lindner, the Chairman of the Board of both AFC and AFEI, already owned 32.5% of the Company's outstanding Common Stock. Including the shares purchased by AFEI from Lion Advisors, L.P., AFC, Carl H. Lindner and AFEI own approximately 42.8% of the Company's Common Stock.

    As of July, 1994, certain funds and accounts managed or advised by Fidelity Management and Research Company or Fidelity Management Trust Company (collectively, "Fidelity") held 1,621,071 shares of the Company's Common Stock. Neither the Company nor Fidelity consider any of such funds or accounts, individually or collectively, to be affiliates of the Company.

    On June 8, 1994, the name of the Company was formally changed to Citicasters Inc. from Great American Communications Company. The principal offices of the Company are located at One East Fourth Street, Cincinnati, Ohio 45202 and its telephone number is (513) 562-8000.

RESTRUCTURING/PREPACKAGED BANKRUPTCY

    The term "Restructuring" as used herein means, collectively, the financial restructuring of the Company and its subsidiaries pursuant to the Prepackaged Plan (as defined below), the Senior Debt Restructuring (as defined below), the Merger (as defined below) and the Common Stock Exchange (as defined below).

    The Prepackaged Plan consisted of a separate chapter 11 plan of reorganization for the Company and two corporations which were at the time wholly owned subsidiaries of the Company, Holding and New GACC Holdings, Inc. (such entities are collectively referred to as the "Debtors") which were filed in Bankruptcy Court in November, 1993. The Prepackaged Plans were confirmed by the Bankruptcy Court on December 7, 1993 and consummated on December 28, 1993. The "Senior Debt Restructuring" consisted of (i) the refinancing of the indebtedness incurred under the bank credit facility provided to the operating subsidiaries of the Company and guaranteed by the Debtors (the "Bank Credit Facility") to effect an extension of the amortization thereof and certain other proposed changes to the Bank Credit Facility, (ii) Operating obtaining a new loan in the amount of $17.5 million secured by the assets of WGHP-TV, Greensboro/High Point, North Carolina (the "New WGHP Loan"), and (iii) the exchange (the "13% Notes Exchange") of approximately $111.5 million of 13% Senior Subordinated Notes due 2000 of Broadcasting for new 13% Senior Subordinated Notes due 2001 (the "New 13% Notes") pursuant to the 13% Notes Exchange Agreement (the "13% Notes Exchange Agreement"). The Merger refers to the mergers of GACC Holding Company and New GACC Holdings, Inc. into the Company. The Common Stock Exchange means the one-for-three hundred exchange of Class A Common Stock for the Company's Common Stock outstanding immediately prior to the Effective Date of the Prepackaged Plan. The Senior Debt Restructuring, the Merger and the Common Stock Exchange were consummated concurrently with the consummation of the Prepackaged Plan.

    In connection with the Prepackaged Plan, approximately $140 million principal amount of the Company's 9 1/2% Notes was exchanged for $65 million principal amount of 14% Notes, including accrued interest from June 30, 1993 and shares of Class A and Class B Common Stock equal to 35% of the adjusted common stock of the Company.

    Holders of approximately $59 million principal amount of the debt of Citicasters and Holding received either a combination of 14% Notes and Class A Common Stock or solely Class A Common Stock in exchange for their debt securities. These holders were issued shares of Class A Common Stock amounting to approximately 29.3% of the common stock of the Company and $1.2 million principal amount of the 14% Notes.

    Holders of the Variable Rate Convertible Subordinated Debentures received Class A Common Stock equal to 0.5% of the common stock of the Company.

    Approximately $87 million principal amount of debt of Citicasters and its subsidiaries owed to AFC or AFC's Chairman, approximately $275 million liquidation value of Holding's Preferred Stock and approximately 22.8 million shares of common stock held by AFC before the Restructuring were exchanged for 33.2% of the Class A Common Stock of Citicasters. In addition, AFC fulfilled a commitment to contribute $7.5 million cash, for which it received approximately $6.3 million principal amount of 14% Notes and 94,837 shares of Class A Common Stock.

PROPOSED SALE OF TELEVISION STATIONS

    On May 4, 1994, Operating entered into an Asset Purchase Agreement, as amended on May 24, 1994, with New World Communications whereby the Company agreed to sell to New World Communications television stations WBRC in Birmingham, Alabama, WGHP in Greensboro/High Point, North Carolina, WDAF in Kansas City, Missouri, and station KTSP in Phoenix, Arizona. The Company is to receive $350 million in cash and a warrant (initially valued at $10 million) to purchase 5,000,000 shares of Class A Common Stock of New World Communications at $15 per share for five years in consideration for the transfer of the operating assets of the stations. The terms of the warrant are subject to adjustment in the event of the occurrence of contingencies specified in either the warrant or the Asset Purchase Agreement.

    The proposed sale is subject to normal contingencies and regulatory approvals, including the approval of the Federal Communications Commission.

    The terms of Citicasters' bank credit agreement currently require all excess proceeds from asset sales not reinvested in additional broadcast properties to be used to reduce the balance of the bank credit facility. The Company has reached an agreement in principle with its bank lenders and the holders of all of the outstanding Series A Notes under which the Company will pay off in full the bank credit facility and redeem $75 million principal amount of the Notes at a redemption price of $976.75 per $1,000 principal amount using the proceeds from the Station Sale. Citicasters would also be required to retire the approximately $17 million of 9 1/2% Notes due 1999 secured by the assets of the Greensboro/High Point television station from such proceeds. See "The Company--Proposed Sale of Television Stations." The agents under the existing bank credit facility have committed to provide the Company with a $25 million revolving credit facility to be used for working capital and general corporate purposes and a $125 million revolving credit facility to be used for acquisitions.


PROPOSED AMENDMENTS TO INDENTURE

    The Company and the holders of all of the outstanding Series A Notes have agreed to modify the terms of the Indenture as a result of the Station Sale and the redemption of $75 million principal amount of Notes as described above. These modifications will be included in a Supplemental Indenture which will become effective upon the completion of the Station Sale and the disposition of the proceeds as described above. Certain terms used herein are defined under "Description of Notes--Certain Definitions."

    Within 15 days after the completion of the sale of those television stations included in the Station Sale sufficient to guarantee net proceeds (after payment of or provision for reasonable fees, expenses and taxes) of at least $230 million, the Company will use a portion of the proceeds to redeem $75 million principal amount of the Notes at a redemption price of $976.75 per $1,000 principal amount, plus accrued and unpaid interest. The Company will have no obligation to use the proceeds from any possible sale of its other currently owned television stations to redeem additional Notes. The Company has no present plans to sell either of its other currently owned television stations. However, the proceeds from the sale of either of these stations may be used by the Company (a) to temporarily or permanently reduce Senior Indebtedness; (b) to make related Business Investments or Capital Expenditures or to acquire one or more broadcasting stations; or (c) to make an Asset Sale Payment (dividends on or repurchases of Common Stock) in accordance with the terms of the Indenture.

    All other Asset Sales, whether of existing assets (excluding all of the Company's six presently owned television stations) or after-acquired assets shall be subject to all of the terms and conditions of the Indenture relating to Asset Sales except as modified below. The Company will be permitted to use up to $40 million of the Excess Proceeds from the Station Sale to make Asset Sale Payments. In addition, an amount equal to the lesser of 25% of the Excess Proceeds or an aggregate of $40 million from the future sale of either of the Company's other currently owned television stations would be available to the Company to make Asset Sale Payments. For purposes of calculating the amounts available to the Company to make Asset Sale Payments following any other Asset Sale, the Company shall be deemed to have made Asset Sale Payments for the full amount permitted in connection with the sale of all television stations and any Excess Proceeds from such sales that have not been applied as described above shall be deducted from the Company's assets in determining compliance with the leverage test which must be satisfied to permit Asset Sale Payments.

    The provisions of the Indenture regarding certain optional redemptions of Notes by the Company will also be modified to provide that after giving effect to any such optional redemption at least $75 million (presently $100 million) in principal amount of the Notes must remain outstanding.

    The definition of Designated Senior Debt will be modified to mean up to $150 million principal amount of Senior Indebtedness outstanding at any one time. Such amount will be reduced by an amount equal to the Excess Proceeds from any Asset Sale other than the sale of the Company's existing six television stations to the extent that such proceeds are used by the Company to make an Asset Sale Payment in accordance with the terms of the Indenture. During the 360 day period following the Company's receipt of such Excess Proceeds, the Company may use such Excess Proceeds to temporarily reduce Designated Senior Debt. To the extent that the Company shall not have used or committed to use any of such Excess Proceeds within such 360 day period in accordance with the terms of the Indenture, the amount of Designated Senior Debt will be deemed to be permanently reduced by the amount of such unused or uncommitted Excess Proceeds.

    The Company expects the Supplemental Indenture to be executed prior to the commencement of the Exchange Offer. However, the effectiveness of the Supplemental Indenture will be conditioned upon the completion of the Station Sale and the redemption of $75 million of Notes as described above.


COMMITMENT FOR NEW BANK FINANCING

    The First Bank of Boston and Continental Bank, the agents under the Company's existing bank credit facility, have agreed that they and certain other banks will provide to the Company with the New Credit Bank Facility of $150 million. This facility will be provided concurrently with the payoff of the existing bank credit facility using the proceeds of the Station Sale. The New Bank Credit Facility will include a senior secured three year revolving credit facility of $25 million for general corporate and working capital purposes and a $125 million senior secured seven year reducing revolving credit facility to be used for the acquisition of broadcast properties. The $25 million revolver will be due and payable in full on December 31, 1997 and the acquisition facility will be available on a revolving basis through December 31, 1997, at which time the revolving commitment for such facility will reduce quarterly beginning on March 31, 1998 by an amount necessary to effect the year end balances shown below and will mature in full on December 31, 2001:

           December 31, 1998           -      $95 million
           December 31, 1999           -      $65 million
           December 31, 2000           -      $35 million
           December 31, 2001           -      $ 0



    The New Bank Credit Facility will contain customary provisions and covenants similar to but less restrictive than those contained in the existing bank facility.


                                USE OF PROCEEDS

    There will be no cash proceeds to the Company pursuant to the Exchange
Offer.

                               THE EXCHANGE OFFER

GENERAL


    The Company has not entered into any arrangement or understanding with any person to distribute the Series B Notes. To the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the Series B Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Series B Notes to be received in the Exchange Offer. The Company acknowledges that any secondary resale transaction by a person using the Exchange Offer to participate in a distribution of the Series B Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING SERIES A NOTES

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Series A Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., Eastern Time, on August ___, 1994; PROVIDED, HOWEVER, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Series A Notes were outstanding. This Prospectus, together with the Letter to Transmittal, is first being sent on or about July ___, 1994, to all Holders of Series A Notes known to the Company. The Company's obligation to accept Series A Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.


    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Series A Notes, by giving oral or written notice of such extension to the Holders thereof. During any such extension, all Series A Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Series A Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Series A Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Series A Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING SERIES A NOTES

    The tender to the Company of Series A Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Series A Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Securities Transfer Company (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Series A Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Series A Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below.
THE METHOD OF DELIVERY OF SERIES A NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVER. NO LETTERS OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Series A Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Series A Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Series A Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Series A Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Series A Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Series A Notes not properly tendered or to not accept any particular Series A Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Series A Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Series A Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Series A Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Series A Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Series A Notes, such Series A Note must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Series A Notes.

    If the Letter of Transmittal or any Series A Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, to their authority to so act must be submitted.

    By tendering, each Holder will represent to the Company that, among other things, the Series B Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Series B Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Series B Notes and that neither the Holder nor any such other person is an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company.

    Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. See "The Exchange Offer."

ACCEPTANCE OF SERIES A NOTES FOR EXCHANGE; DELIVERY OF SERIES B NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Series A Notes properly tendered and will issue the Series B Notes promptly after acceptance of the Series A Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Series A Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    For each Series A Note accepted for exchange, the Holder of such Series A Note will receive a Series B Note having a principal amount equal to that of the surrendered Series A Note. If the Exchange Offer is not consummated by August 15, 1994, the Company shall pay each Holder $.05 per $1,000 outstanding principal amount of Series A Notes per week. Such payments shall cease on the date of consummation of the Exchange Offer. The Company shall deposit such amounts with the Trustee or the paying agent under the Indenture, in trust, for the benefit of the Holders on or prior to any Interest Payment Date (as defined in the Indenture). Such amounts not previously paid, if any, shall be payable on each such Interest Payment Date to record Holders of Notes entitled to receive such liquidated damages.

    In all cases, issuance of Series B Notes for Series A Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Series A Notes or a timely Book-Entry Confirmation of such Series A Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Series A Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Series A Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Series A Notes will be returned without expense to the tendering Holder thereof (or, in the case of Series A Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Series A Notes will be credited to an account for such Holder maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Series A Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility systems may make book-entry delivery of Series A Notes by causing the Book-Entry Transfer Facility to transfer such Series A Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Series A Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered Holder of the Series A Notes desires to tender such Series A Notes and the Series A Notes are not immediately available, or time will not permit such Holder's Series A Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Series A Notes and the amount of Series A Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Series A Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Series A Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.


LIMITED WITHDRAWAL RIGHTS

    Tenders of Series A Notes may be withdrawn at any time before the Exchange Agent mails the Series B Notes due pursuant to the tender. Upon receipt of tenders of Series A Notes, the Company will promptly accept validly tendered Series A Notes for exchange and the Exchange Agent will mail the Series B Notes due such Holder within Five (5) business days after acceptance by the Company. A written notice of withdrawal by a Holder received by the Exchange Agent after such Holder's Series B Notes have been mailed by the Exchange Agent shall have no legal effect.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Series A Notes to be withdrawn, identify the Series A Notes to be withdrawn (including the principal amount of such Series A Notes), and (where certificates for Series A Notes have been transmitted) specify the name in which such Series A Notes are registered, if different from that of the withdrawing Holder. If certificates for Series A Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Series A Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Series A Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on
all parties.   Any Series A Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Series A Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Series A Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Series A Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Series A Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be tendered by following one of the procedures described under "--Procedures for Tendering Series A Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Series B Notes in exchange for, any Series A Notes and may terminate or amend the Exchange Offer by written notice to the Exchange Agent and by prompt public announcement communicated by issuing a press release to the Dow Jones News Service, if at any time before the acceptance of such Series A Notes for exchange or the exchange of the Series B Notes for such Series A Notes, any of the following events shall occur:

           (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Series A Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company could adversely affect the Company as a result of consummation of the Exchange Offer, or might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the Holders of Series B Notes having obligations with respect to resales and transfers of Series B Notes which are greater than those described in the interpretation of the Commission referred to on the cover of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

           (b) there shall have occurred (i) any general suspension or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Series A Notes tendered, and no Series B Notes will be issued in exchange for any such Series A Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

    Securities Transfer Company, an Ohio limited partnership, has been appointed as the Exchange Agent for the Exchange Offer. AFC is the general partner of Securities Transfer Company, and subsidiaries and affiliates of AFC are limited partners. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

BY REGISTERED, CERTIFIED OR
OVERNIGHT MAIL OR BY HAND:             SECURITIES TRANSFER COMPANY
                                       ONE EAST FOURTH STREET
                                       SUITE 1201
                                       CINCINNATI, OHIO  45202


BY FACSIMILE:                          (513) 287-8270 OR (513) 621-1583



CONFIRM BY TELEPHONE:           (513) 579-2414 OR (800) 368-3417



    DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. No brokers or dealers have been engaged by the Company to solicit such acceptances.

    The expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated to be approximately $______________.

TRANSFER TAXES

    Holders who tender their Series A Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register Series B Notes in the name of, or request that Series A Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Series A Notes who do not exchange their Series A Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Series A Notes as set forth in the legend thereon as a consequence of the issuance of the Series A Notes pursuant to exemptions from the registration requirements of the Securities Act and applicable state securities laws. In general, the Series A Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Series A Notes under the Securities Act and is under no obligation to the Holders of Series A Notes to so register unless the Exchange Offer is not consummated. Based on interpretations by the staff of the Commission set forth in certain "no-action" letters issued to third parties unrelated to the Company and the Exchange Offer, Series B Notes issued pursuant to the Exchange Offer in exchange for Series A Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Series B Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such Series B Notes. If any Holder has any arrangement or understanding with respect to the distribution of the Series B Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretation of the staff of the Commission and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Series B Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

REQUIREMENTS APPLICABLE TO BROKER-DEALERS


    Each broker-dealer that receives Series B Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. BROKER-DEALERS PARTICIPATING IN THE EXCHANGE OFFER MUST REPRESENT THAT THEY ACQUIRED THE SERIES A NOTES AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _______________, 199_, all dealers effecting transactions in the Series B Notes may be required to deliver a prospectus.


    The Company will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series B Notes. Any broker-dealer that resells Series B Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series B Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that request such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one law firm acting as counsel to the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                            SELECTED FINANCIAL DATA

    The following table sets forth certain data (in millions) and should be read in conjunction with "Management's Discussion and Analysis of Financial
Condition and Results of Operations" contained in the Annual Report and the Quarterly Report:

                                                                                    Pro        Pro                      Reorganized
                                                                                    Forma      Forma     Predecessor    Citicasters
                                       Predecessor (a)              Reorganized    1993(b)     Three       Three          Three
                            -------------------------------------   Citicasters                Months      Months         Months
                            1989    1990    1991    1992     1993      1993                    Ended       Ended          Ended
                            ----    ----    ----    ----     ----      -----                  March 31,   March 31,     March 31,
                                                                                              1994 (c)      1993          1994
                                                                                               ----        ----          ----
 STATEMENT OF OPERATIONS
 -----------------------
 DATA:
 -----
 Consolidated net revenues   $  200  $  210  $  202  $  211   $  205    N/A         $120        $ 27     $   44       $    48
 Operating income (loss)
  (d)                            26      25      12    (642)      40    N/A           20           3          3             7
 Earnings (loss) from
 continuing operations          (77)    (58)    (33)   (613)     (67)   N/A            5          (1)       (20)           (2)
 Net earnings (loss) (e)       (103)    (46)     84    (597)     341    N/A            5          (1)       (21)           (2)
 Per share data (f)               -       -       -       -        -      -                    ($.06)         -         ($.15)

 BALANCE SHEET  DATA (g):
 -----------------------
 Consolidated assets         $1,921  $1,803  $1,475  $  714      N/A   $720                     $397      $ 687         $ 714
 Consolidated long-term debt  1,191   1,135     693     635      N/A    433                      124        623           432
 Minority interest,
 preferred stock
 of subsidiary                  251     251     251     275      N/A      -                       -         275             -
 Shareholders' equity
 (deficit)                      178     133     258    (339)     N/A    139                      188       (360)          137

(a) For purposes of this table, the term "Predecessor" refers to Citicasters prior to its emergence from chapter 11 bankruptcy in
    December, 1993.

(b) This information gives effect to the proposed sale of four television stations as if such sale had occurred as of
    January 1, 1993.  See additional pro forma information regarding the effect of the proposed sale of the television stations appearing elsewhere in this Prospectus.

(c) This information gives effect to the proposed sale of four television stations as if such sale had occurred as of January 1,
    1994. See additional pro forma information regarding the effect of the proposed sale of the television stations appearing elsewhere in this prospectus.

(d) Citicasters reduced the recorded amount of its intangible assets as of December 31, 1992 by $658.3 million to reflect the carrying value of its broadcasting assets at estimated current market values at that time.

(e) Net earnings for the year ended December 31, 1993 includes, as an extraordinary item, a one-time gain of $414.5 million relating to debt discharged in the Restructuring.

(f) Per share data are not presented for the Predecessor due to the general lack of comparability as a result of the Restructuring.

(g) Balance sheet data at December 31, 1993 reflects the adoption of fresh-start reporting.  The application and effects of fresh-start reporting is discussed in more detail in Note B to Citicasters' Financial Statements.

    N/A - not applicable

    As a result of Citicasters' emergence from bankruptcy and its adoption of fresh-start reporting as of December 31, 1993, Citicasters' Balance Sheet at and after December 31, 1993 and its Statements of Operations for periods after

December 31, 1993 will not be comparable to the Financial Statements for prior periods. See Notes to Financial Statements.


    The following pro forma financial information reflects the anticipated adjustments on the Company's financial statements as a result of the Station
Sale and the application of the proceeds therefrom.

                      PRO FORMA BALANCE SHEET (UNAUDITED)
                                 March 31, 1994
                                 (In Thousands)

                                                                            Pro Forma Adjustments
                                                                         --------------------------
                                                                                     (a)
                                                                                     ---
                                                          Historical     Operations     Divestiture     Pro Forma
                                                          Statements      Divested      Adjustments      Results
                                                          ----------     ----------     -----------     ---------
 ASSETS
 ------
 Current assets:
     Cash and short-term investments                        $ 12,767       $   -           $    200       $ 12,967
     Trade receivables, net                                   42,952           -               -            42,952
     Broadcast program rights                                 13,486         (7,030)           -             6,456
     Prepaid expenses and other
         current assets                                        3,844           (913)           -             2,931
                                                            --------      ---------     ----------       ---------
            Total current assets                              73,049         (7,943)            200         65,306

 Broadcast program rights,
     less current portion                                     11,857         (7,001)           -             4,856
 Property and equipment net                                   59,085        (34,151)           -            24,934
 Contracts, licenses and other
     intangibles, net                                        569,850       (238,356)        (39,555)       291,939
 Deferred charges and other assets                                35            (23)         10,000         10,012
                                                          ----------     ----------       ---------      ---------
                                                            $713,876      ($287,474)      ($ 29,355)      $397,047
                                                            ========       ========        ========       ========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 ------------------------------------
 Current liabilities:
     Current maturities of long-term debt                   $ 25,000     $     -          ($ 23,500)      $  1,500
     Accounts payable, accrued expenses and
         other current liabilities                            32,037            -              -            32,037
     Broadcast program rights fees payable                    13,786         (6,837)           -             6,949
                                                             -------      ---------     -----------       --------
            Total current liabilities                         70,823         (6,837)        (23,500)        40,486

 Broadcast program rights fees payable,
     less current portion                                      8,637         (5,701)           -             2,936
 Deferred income taxes                                        76,333            -           (47,155)        29,178
 Long-term debt, less current portion                        406,632            -          (284,500)       122,132
 Other liabilities                                            14,615            -             -             14,615
                                                            --------       ---------     ----------        -------
                                                             577,040        (12,538)       (355,155)       209,347
 Shareholders' Equity:
     Common stock, including capital
         in excess of par value                              138,588           -                -          138,588
     Retained earnings (accumulated
         deficit) from January 1, 1994                        (1,752)          -             50,864         49,112
                                                           ---------       ---------      ---------       --------
            Total shareholders' equity                       136,836           -             50,864        187,700
                                                            --------       ---------      ---------       --------
                                                            $713,876       ( 12,538)      ($304,291)      $397,047
                                                            ========        =======        ========       ========

(a) The pro forma adjustments for operations divested represent the four television stations to be sold to New World Communications and the liabilities assumed by New World Communications in connection with the Station Sale. The pro forma divestiture adjustments to the March 31, 1994 balance sheet are as follows (in thousands):

                    Gross proceeds                                                                     $360,000
                    Proceeds received in warrants to purchase five
                        million shares of New World common stock at $15
                        per share                                                                       (10,000)
                    Estimated cash income taxes related to the sale                                     (40,000)
                    Estimated cash expenses related to the sale                                          (1,800)
                                                                                                       --------
                        Net proceeds                                                                   $308,200
                                                                                                       ========

                    Assumed use of proceeds:
                        Retirement of debt                                                             $308,000
                        Cash                                                                                200
                                                                                                       --------
                           Total assumed use of proceeds                                               $308,200
                                                                                                       ========

                    Gain on disposition, net of taxes of $32,400,
                        assuming sale occurred March 31, 1994                                          $ 50,864
                                                                                                       ========

                    Reduction in intangibles (reorganization value in
                        excess of amounts allocable to identifiable
                        assets) attributable to utilization of
                        pre-reorganization net operating loss
                        carryforwards                                                                  $ 39,555
                                                                                                       ========

                    Reduction in deferred income taxes related to
                        difference between financial reporting and tax
                        bases of assets sold                                                           $ 47,155
                                                                                                       ========



                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                       Three Months Ended March 31, 1994
                    (In Thousands, Except Per Share Amounts)

                                                                            Pro Forma Adjustments
                                                                         --------------------------
                                                                                    (a)
                                                                                    ---
                                                          Historical     Operations     Divestiture     Pro Forma
                                                          Statements      Divested      Adjustments      Results
                                                          ----------     ----------     -----------     ---------
 Net revenues:
     Television broadcasting                                 $34,542       ($21,577)      $   -            $12,965
     Radio broadcasting                                       13,907            -             -             13,907
                                                            --------      ---------       -------          -------
                                                              48,449        (21,577)          -             26,872
                                                            --------        -------       -------          -------

 Costs and expenses:
     Operating expenses                                       17,242         (8,096)          -              9,146
     Selling, general, and
         administrative                                       15,765         (5,219)          -             10,546
     Corporate general and
         administrative                                        1,158          -               -              1,158
                                                             -------      ---------       ---------        -------
                                                              34,165        (13,315)          -             20,850
                                                             -------        -------       ---------        -------

 Operating income before depreciation
     and amortization                                         14,284         (8,262)          -              6,022

 Depreciation and amortization                                 7,091         (3,608)          -              3,483
                                                             -------       --------       ---------        -------

 Operating income                                              7,193         (4,654)          -              2,539

 Other income (expense):
     Interest expense                                         (9,762)         -               6,300         (3,462)
     Investment income                                            56          -                 400            456
     Miscellaneous, net                                         (439)           (23)          -               (462)
                                                             -------       --------         -------        -------
                                                             (10,145)           (23)          6,700         (3,468)
                                                             -------       --------         -------        -------

 Loss before income taxes                                     (2,952)        (4,677)          6,700           (929)

 Provision (benefit) for Federal
     income taxes                                             (1,200)         -                 900           (300)
                                                             -------      ---------        --------        -------

 NET LOSS                                                   ($ 1,752)      ($ 4,677)        $ 5,800       ($   629)
                                                             =======        =======         =======        =======

 PER SHARE DATA (Primary and Fully
     Diluted):
     Net loss                                                 ($0.15)                                       ($0.06)
 Average common shares                                        11,397                                        11,397

(a) For purposes of presenting the pro forma effects of the sale of the four television stations for the three months ended March 31,1994, the operations divested as shown in the pro forma statements of operations represent the results of those stations during the periods presented. Management anticipates that there will be additional reductions in corporate general and administrative expenses as a result of the transaction. However, such reductions have yet to be quantified and, accordingly, are not reflected herein.

    The reduction in interest expense reflects the effects of the long-term debt assumed to be retired with the proceeds from the Station Sale and a mortgage note of $2 million, related to one of the television stations, that was retired in early July 1994. The Company's only remaining debt is comprised of $125 million principal amount of Notes. The pro forma interest expense represents the cash interest on these Notes and the amortization of original issue discount. Although management intends to actively seek out radio station acquisitions, no agreements with respect to any such acquisitions have been entered into at this time. Accordingly, the use of the new $125 million acquisition credit facility has not been reflected in the pro forma adjustments.

    Certain tax and other sale related expenses are expected to be paid on certain dates subsequent to the consummation of the Station Sale. The Company intends to temporarily invest any proceeds reserved for these payments in short-term securities. Average interest rates earned on the Company's short-term investments for the three months ended March 31, 1994 was 3.5%. Accordingly, a pro forma adjustment to investment income has been reflected in the pro forma statements of operations for the periods presented to show the effects of the timing of the disbursement of such tax and other sale related payments.

    The pro forma divestiture adjustments to the statements of operations are as follows (in thousands):

                                                                Three Months
                                                                    Ended
                                                               March 31, 1994
                                                               --------------
 1.  Elimination of operations divested:
       Net revenues                                                 ($21,577)
       Operating costs                                                 8,096
       Selling, general and administration
         expenses                                                      5,219
       Depreciation and amortization                                   3,608
       Miscellaneous, net                                                (23)
 2.  Interest expense reduction based upon
       GACC's interest rates in effect for
       the periods presented after assumed
       debt reduction                                                  6,300
 3.  Changes in investment income from
       temporary investment of proceeds,
       based upon short-term interest rates
       in effect for the periods presented,
       after assumed debt reduction                                      400
 4.  Increase in provision for Federal
       income taxes resulting from
       effects of sale transactions                                     (900)
                                                                    --------

     PRO FORMA DECREASE IN NET LOSS                                  $ 1,123
                                                                     =======

    The pro forma statement of operations for the three months ended March 31, 1994 includes adjustments to reflect the effects of the Company's refinancing completed in February 1994 as if such transaction had occurred as of the beginning of 1994.


                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                          Year Ended December 31, 1993
                    (In Thousands, Except Per Share Amounts)

                                                                        Pro Forma Adjustments (a)
                                                                        -------------------------
                                                        Pro Forma
                                       Predecessor   Adjustments for                                 Pro Forma
                                       Historical     Reorganization    Operations    Divestiture     Results
                                       Statements     Refinancing(b)     Divested     Adjustments     -------
                                       ----------     --------------    ----------    -----------
 Net revenues:
   Television broadcasting               $139,576       $    -           ($85,571)     $   -         $ 54,005
   Radio broadcasting                      65,592            -             -               -           65,592
                                         --------        ---------       --------     ----------     --------
                                          205,168            -            (85,571)         -          119,597
                                         --------        ---------       --------     ----------     --------
 Costs and expenses:
   Operating expenses                      71,730            -            (32,682)         -           39,048
   Selling, general and
     administrative                        61,925            -            (19,189)         -           42,736
   Corporate, general and
     administrative                         3,411            -              -              -            3,411
                                         --------        ---------       --------     ----------     --------
                                          137,066            -            (51,871)         -           85,195
                                         --------        ---------       --------     ----------     --------
 Operating income before
   depreciation and
   amortization                            68,102            -            (33,700)         -           34,402
 Depreciation and
   amortization                            28,119              451        (14,310)         -           14,260
                                         --------        ---------       --------     ----------     --------
 Operating income                          39,983             (451)       (19,390)         -           20,142
 Other income (expense):
   Interest expense                       (64,942)          28,590          -             23,900      (12,452)
   Minority interest                      (26,776)          26,776          -              -            -
   Investment income                          305            -              -              1,100        1,405
   Miscellaneous, net                        (494)           -                (57)         -             (551)
                                         --------        ---------       --------     ----------     --------
                                          (91,907)          55,366            (57)        25,000      (11,598)
                                         --------        ---------       --------     ----------     --------
 Earnings (loss) before
   reorganization items
   and income taxes                       (51,924)          54,915        (19,447)        25,000        8,544
 Reorganization items                     (14,872)          14,872            -             -            -
                                         --------        ---------       --------     ----------     --------
 Earnings (loss) before
   income taxes                           (66,796)          69,787        (19,447)        25,000        8,544
 Provision (benefit) for
   Federal income taxes                    -                 2,400         -               1,200        3,600
                                         --------        ---------       --------     ----------     --------
 EARNINGS (LOSS) BEFORE
   EXTRAORDINARY ITEMS                  ($ 66,796)         $67,387       ($19,447)       $23,800     $  4,994
                                         ========        =========       ========      =========     ========
 PER SHARE DATA (Primary
   and Fully Diluted):
   Earnings (loss) before
     extraordinary items                    *                                                           $0.43
 Average common shares                      *                                                          11,397

* Share data is not meaningful due to the effects of the Company's reorganization.


(a) For purposes of presenting the pro forma effects of the sale of the four television stations for the year ended December 31, 1993, the operations divested as shown in the pro forma statements of operations represent the results of those stations during the periods presented. Management anticipates that there will be additional reductions in corporate general and administrative expenses as a result of the transaction. However, such reductions have yet to be quantified and, accordingly, are not reflected herein.

    The reduction in interest expense reflects the effects of the long-term debt assumed to be retired with the proceeds from the Station Sale and a mortgage note of $2 million, related to one of the television stations, that was retired in early July 1994. The Company's only remaining debt is comprised of $125 million principal amount of Notes. The pro forma interest expense represents the cash interest on these Notes and the amortization of original issue discount. Although management intends to actively seek out radio station acquisitions, no agreements with respect to any such acquisitions have been entered into at this time. Accordingly, the use of the new $125 million acquisition credit facility has not been reflected in the pro forma adjustments.

    Certain tax and other sale related expenses are expected to be paid on certain dates subsequent to the consummation of the Station Sale. The Company intends to temporarily invest any proceeds reserved for these payments in short-term securities. Average interest rates earned on the Company's short-term investments for the year ended December 31, 1993 was 3.0%. Accordingly, a pro forma adjustment to investment income has been reflected in the pro forma statements of operations for the periods presented to show the effects of the timing of the disbursement of such tax and other sale related payments.

    The pro forma divestiture adjustments to the statements of operations are as follows (in thousands):

                                                             Year Ended
                                                          December 31, 1993
                                                          -----------------
 1.  Elimination of operations divested:
       Net revenues                                              ($85,571)
       Operating costs                                             32,682
       Selling, general and administrative
         expenses                                                  19,189
       Depreciation and amortization                               14,310
       Miscellaneous, net                                             (57)
 2.  Interest expense reduction based upon
       GACC's interest rates in effect for
       the periods presented after assumed
       debt reduction                                              23,900
 3.  Changes in investment income from
       temporary investment of proceeds,
       based upon short-term interest rates
       in effect for the periods presented,
       after assumed debt reduction                                 1,100
 4.  Increase in provision for Federal
       income taxes resulting from
       effects of sale transactions                                (1,200)
                                                                  -------

     PRO FORMA DECREASE IN NET LOSS                               $ 4,353
                                                                  =======

(b) The pro forma statement of operations for 1993 includes adjustments to reflect the effects of the Company's reorganization and refinancing completed in December 1993 and February 1994, respectively, as if such transactions had occurred as of the beginning of 1993.


                         DESCRIPTION OF SERIES B NOTES

GENERAL

            The Series B Notes will be issued under the Indenture dated as of February 18, 1994, (the "Indenture") between the Company and the Shawmut Bank Connecticut, National Association, as trustee (the "Trustee"), as amended and supplemented from time to time. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is qualified in its entirety by reference to, the TIA, and all the provisions of the Indenture, the Series A Notes and the Series B Notes, including the definitions therein of terms not defined in this Prospectus. Certain terms used herein are defined below under "-- Certain Definitions." The terms of the Series B Notes are identical in all material respects to the terms of the Series A Notes, except for certain transfer restrictions and registration rights relating to the Series A Notes. See "-- Registration Rights."

            On February 18, 1994 the Company issued $200 million principal amount of the Series A Notes under the Indenture. The Company may issue up to $250 million in 9 3/4% Senior Subordinated Notes due 2004 under the Indenture but this "Description of Notes" refers only to the $200 million in Series B Notes offered hereunder. The Trustee will authenticate and deliver from time to time Series B Notes for original issue only in exchange for a like principal amount of Series A Notes. The Series B Notes will mature on February 15, 2004. Any Series A Notes that remain outstanding after the consummation of the Exchange Offer, together with the Series B Notes, will be treated as a single class of securities under the Indenture.

            The Series A Notes were issued at a discount from their principal amount. See "Certain Federal Income Tax Considerations." The Series B Notes will be treated as a continuation of the Series A Notes, which were issued at an Original Issue Discount (the difference between the original issue price of the Notes and their principal amount at maturity).

            For each Series A Note accepted for exchange, the Holder of such Series A Note will receive a Series B Note having a principal amount equal to that of the surrendered Series A Note. Each Series B Note will be dated February 18, 1994, the date of original issuance of the Series A Notes, and will bear interest from such date. Holders of Series A Notes whose Series A Notes are accepted for exchange for Series B Notes shall be deemed to have forfeited their right to principal and accrued interest under the Series A Notes. Interest on the Notes is payable semi-annually on each February 15 and August 15, commencing on August 15, 1994. Interest on the Notes accrues at a rate of 9 3/4% per annum computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. To the extent lawful, the Company shall pay interest on (i) overdue principal and premium, if any, from time to time on demand, at the rate of 11 1/4% per annum, and (ii) overdue installments of interest (without regard to any applicable grace periods) at the rate of 11 1/4% per annum, each as compounded semi-annually.

            An installment of principal, premium or interest will be considered paid on the date it is due if the Paying Agent holds at or prior to 11:00 A.M., Eastern Standard Time, on that date, money designated for and sufficient to pay the applicable installments.

RANKING; SUBORDINATION

            The Notes are subordinated in right of payment to the prior payment in full of all existing debt of subsidiaries and future Senior Indebtedness of the Company, whether outstanding on the Issue Date or incurred thereafter.

            Upon any distribution of cash, securities or other property of the Company to creditors upon any liquidation, dissolution, winding up, recapitalization, readjustment or reorganization of the Company, whether voluntary or not, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or securities, and assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of any Senior Indebtedness of the Company will be entitled to receive payment in full, in cash or Cash Equivalents, of all Obligations under or in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the agreements governing such Senior Indebtedness) before the Holders will be entitled to receive any payment or distribution (other than in Reorganization Securities), on account of Subordinated Obligations, and until all Obligations with respect to such Senior Indebtedness are paid in full, in cash or Cash Equivalents, any payment or distribution (other than in Reorganization Securities) on account of Subordinated Obligations, to which the Holders would be entitled shall be made to the holders of Senior Indebtedness on a pro rata basis.

            Neither the Company nor any Trustee or Paying Agent shall make any payment or distribution (other than in Reorganization Securities) on account of Subordinated Obligations if (a) a default in the payment of the principal of, or premium, if any, or interest on, or any other amount owing with respect to any Senior Indebtedness (a "Payment Default") occurs and is continuing, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or (b) the Trustee has received written notice (a "Payment Blockage Notice") from the Senior Agent that a Nonpayment Default (as defined below) has occurred and is continuing; PROVIDED, HOWEVER, that payments and distributions on account of Subordinated Obligations shall resume, and all past due amounts on the Notes shall be paid (i) in the case of a Payment Default, on the date on which such default is cured or waived or shall have ceased to exist and all Obligations then due and payable in respect of Senior Indebtedness shall have been paid in full in cash or Cash Equivalents and (ii) in the case of a Nonpayment Default, on the earliest of (A) the date on which such Nonpayment Default is cured or waived or shall have ceased to exist, (B) 179 days after the date on which the Payment Blockage Notice with respect to such Nonpayment Default was received by the Trustee, or (C) the date on which such blockage period shall have been terminated by written notice to the Company or the Trustee from the Senior Agent unless the maturity of any Senior Indebtedness has been accelerated and the Company has defaulted with respect to the payment of such Senior Indebtedness. No more than one Payment Blockage Notice may be given during any consecutive 365-day period and during any consecutive 365-day period, the aggregate number of days in which payments due on the Notes may not be made as a result of Nonpayment Defaults on Senior Indebtedness shall not exceed 179 days and there shall be a period of at least 186 consecutive days in each consecutive 365-day period when such payments are not prohibited. If the Senior Agent delivers a Payment Blockage Notice to the Trustee in respect of any Nonpayment Default, no Nonpayment Default that existed or was continuing on the date of delivery of such notice shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days. "Nonpayment Default" means any event of default under the terms of any instrument governing any Senior Indebtedness permitting one or more holders of such Senior Indebtedness (or a Representative on behalf of the holders thereof) to declare all or part of such Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable.

            As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders may recover less ratably than creditors holding Senior Indebtedness of the Company. As of March 31, 1994, the aggregate outstanding principal amount of the Senior Indebtedness of the Company was approximately $236.3 million. The Indenture will, subject to certain financial tests, permit the Company and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness. See "Certain Covenants
- - Limitation on Indebtedness."

            The subordination provisions described above will cease to be applicable to the Notes upon any defeasance of the Notes. See "Defeasance and Discharge of the Indenture and the Notes."

OPTIONAL REDEMPTION OF NOTES

            Except as set forth below, the Notes are not redeemable at the Company's option prior to February 15, 1999. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the twelve-month period beginning on February 15 of the years indicated below.

                        Year                                                     Percentage
                        ----                                                     ----------
                        1999  . . . . . . . . . . . . . . . . . . . . . . . .    104.875%

                        2000  . . . . . . . . . . . . . . . . . . . . . . . .    103.250%

                        2001  . . . . . . . . . . . . . . . . . . . . . . . .    101.625%

                        2002 and thereafter . . . . . . . . . . . . . . . . .    100.000%

            Notwithstanding the foregoing, up to 25% in aggregate principal amount of Notes originally issued under the Indenture will be redeemable from time to time prior to December 31, 1996, at the option of the Company, from the Net Proceeds of one or more Public Offerings of the Company, at a Redemption Price equal to 108.875% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption; PROVIDED THAT after giving effect to any simultaneous redemption under either this paragraph or the succeeding two paragraphs, at least $100,000,000 in principal amount of Notes will remain outstanding.

            In addition, prior to February 15, 1999 the Notes will be subject to redemption (a "Change of Control Redemption") at the option of the Company, in whole or in part, at any time within 180 days after the later of (a) a Change of Control Trigger Date and (b) the completion of an Offer (as defined herein) made as a result of a Change of Control, at a Redemption Price equal to the sum of (1) the principal amount thereof, plus (2) accrued and unpaid interest to the redemption date, plus (3) the Applicable Premium; PROVIDED THAT either (a) after giving effect to any simultaneous redemption under either this paragraph, the preceding paragraph or the succeeding paragraph, at least $100,000,000 in principal amount of Notes will remain outstanding or (b) such Change of Control Redemption is for all outstanding Notes.

            Prior to December 31, 1996 the Notes will be subject to redemption (an "Asset Sale Redemption") at the option of the Company, in whole or in part, following an Asset Sale in connection with an Asset Sale Payment; provided that an Asset Sale Redemption may be made by the Company only if, and to the extent that each of the following conditions is satisfied: (i) only two Asset Sale Redemptions will be permitted under the Indenture; (ii) the maximum aggregate principal amount of Notes to be redeemed pursuant to an Asset Sale Redemption will be limited to that amount which is necessary to make the ratio set forth in the "Redemption From the Proceeds of Asset Sales" covenant, given the amount of the proposed Asset Sale Payment, equal to (but not more or less than) 4.5:1; and (iii) after giving effect to the proposed Asset Sale Redemption and to any simultaneous redemptions pursuant to either of the preceding two paragraphs at least $100,000,000 in principal amount of Notes will remain outstanding. In the event of an Asset Sale Redemption, the Notes will be redeemable at the Redemption Prices (expressed as percentages of the principal of the Notes) set forth below, plus any accrued and unpaid interest to the date of redemption; if redeemed during the periods indicated below.

                                                 Period                           Percentage
                                                 ------                           ----------
                         February 15, 1994 to
                           July 31, 1994 . . . . . . . . . . . . . . . . . . .    102.00%

                         August 1, 1994 to
                           February 14, 1995 . . . . . . . . . . . . . . . . .    103.00%

                         February 15, 1995 to
                           December 31, 1996 . . . . . . . . . . . . . . . . .    108.75%


            The Supplemental Indenture will modify the provisions of the preceding three paragraphs by reducing the principal amount of Notes which must remain outstanding following these optional redemptions to $75,000,000 (from the present $100,000,000). The Company and the holders of all of the outstanding Notes have agreed that within 15 days after the completion of the sale of those television stations included in the Station Sale sufficient to generate net proceeds (after payment of or provision for reasonable fees, expenses and taxes) of at least $230 million, the Company will redeem

$75 million principal amount of the Notes at a redemption price of $976.75 per $1,000 principal amount, plus accrued and unpaid interest.


            If less than all of the Notes are to be redeemed at any time, or if less than all Notes tendered pursuant to an Offer are to be accepted for payment, selection of the Notes to be redeemed will be made by the Company in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate, PROVIDED that Notes redeemed in part shall only be redeemed in integral multiples of $1,000. Notices of any optional or mandatory redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at such Holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed and the Trustee shall authenticate and mail to the Holder of the original Note a new Note in principal amount equal to the unredeemed portion of the original Note promptly after the original Note has been canceled. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

MANDATORY OFFERS TO REPURCHASE NOTES

            MANDATORY REDEMPTION. The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

            CHANGE OF CONTROL. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to an Offer at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

            The Bank Credit Agreements prohibit the Company from repurchasing any Notes following a Change of Control prior to repayment in full of the Senior Bank Debt. Any additional credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. Prior to mailing a notice to Holders regarding a Change of Control, the Company will in good faith (i) seek to obtain any required consent of the holders of any Senior Indebtedness the terms of which prohibit the Company from repurchasing Notes so as to permit the making of the Offer and the purchase of Notes, (ii) use its best efforts to repay all or a portion of the holders of Senior Indebtedness to the extent necessary (including, if necessary, payment in full of such Indebtedness and payment of any prepayment premiums, fees, expenses or penalties) to permit the making of the Offer and the purchase of Notes without such consent, or (iii) if such Indebtedness is not then prepayable to such extent, make an offer to the holders of the Senior Indebtedness from which consent is required and cannot be obtained to repay such Indebtedness in full for an amount equal to the outstanding principal balance thereof and accrued interest to the date of repayment, plus any fees, expenses and penalties required pursuant to the instruments governing such Indebtedness, plus, in the event such Indebtedness is subsequently prepayable at a premium, the premium payable when such Indebtedness is first prepayable, and repay any Holder who accepts such offer. If the Company is unable to obtain such consents and/or repay all such Senior Indebtedness, the Company would remain prohibited from repurchasing any Notes and, as a result, the Company could not commence an Offer to repurchase the Notes within 30 days of a Change of Control Trigger Date, which would constitute an Event of Default under the Indenture.


            The Bank Credit Agreements provide that an event of default entitling the Bank Lenders to accelerate the maturity of all amounts due thereunder shall occur if AFC owns less than 30% of the Company's Class A Common Stock, any person or group of persons acting in concert own more shares of Class A Common Stock that AFC does, any person or group of persons acting in concert (other than AFC) possesses the power to elect a majority of the Directors of the Company, or if a majority of the Directors of the Company have not been nominated or otherwise approved by AFC. There is presently approximately $235 million outstanding under the Bank Credit Agreements and, as described above, the Company is prohibited from repurchasing any Notes following a Change of Control prior to repayment in full of the Senior Bank Debt.

            The Change of Control purchase feature of the Notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and the Series A Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. The Board of Directors does not have the ability to waive the Change of Control purchase feature in the event of a highly leveraged transaction.

            ASSET SALES. The Indenture provides that neither the Company nor any of its Subsidiaries shall make any Asset Sale unless (i) the Company or the applicable Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the property or securities sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company evidenced by a resolution of the Board of Directors); (ii) at least 75% of such consideration is in the form of cash (subject to certain exceptions as to both the meaning of "cash" and the 75% limitation); and (iii) the Excess Cash Proceeds received by the Company or such Subsidiary, as the case may be, from such Asset Sale are applied as set forth below.


            Within 360 days after the later of such sale or the receipt of Excess Proceeds, the Excess Proceeds from such sale may (i) be applied to permanently reduce Senior Indebtedness, (ii) be used to make Related Business Investments or Capital Expenditures on one or more of the Company's or its Subsidiaries' Broadcasting Stations, or to enter into a contract to acquire one or more Broadcasting Stations using such Excess Proceeds and such acquisition is completed within such 360 day period, or (iii) be used to make a payment permitted by the next succeeding paragraph which payment shall be counted as a permanent reduction of the amount of Designated Senior Debt available to be incurred pursuant to the "Limitation on Indebtedness" covenant, subject to the definitions of "Senior Bank Debt" and "WGHP Debt." Any Excess Proceeds from an Asset Sale not applied or invested as provided in this paragraph, will be deemed to constitute "Available Proceeds" and shall be applied as provided in the third succeeding paragraph. Under the Supplemental Indenture, clause (ii) above will be modified to read "(ii) be used to enter into a contract to make Related Business Investments or Capital Expenditures on one or more of the Company's or its Subsidiaries' Broadcasting Stations or to enter into a contract to acquire one or more Broadcasting Stations."



            The Company may use a portion of the Excess Proceeds from an Asset Sale to pay dividends on the Company's Capital Stock or redeem, repurchase or retire shares of the Company's Capital Stock or warrants, rights or options to purchase or acquire shares of the Company's Capital Stock (any such dividend, redemption, repurchase or retirement out of Excess Proceeds from a single Asset Sale an "Asset Sale Payment"), subject to the following conditions and limitations. An Asset Sale Payment may be made by the Company only if, and to the extent that, each of the following conditions is satisfied as of the time of the proposed Asset Sale Payment (the "Determination Time"): (i) the Company shall have obtained a Bank Agent Consent; (ii) such Asset Sale Payment (as well as all prior Asset Sale Payments, if any) shall be counted as a permanent reduction of the amount of Designated Senior Debt available to be Incurred pursuant to the "Limitation on Indebtedness" covenant, subject to the definitions of "Senior Bank Debt" and "WGHP Debt"; (iii) the Determination Time occurs on or prior to December 31, 1996; (iv) only two Asset Sale Payments (other than payments using proceeds from the Station Sale or the sale of the Company's other currently owned television stations) will be permitted under the Indenture; (v) no Default or Event of Default shall have occurred and be continuing at the Determination Time or as a consequence of such Asset Sale Payment; and (vi) after giving effect to (A) the application of any Excess Proceeds from the applicable Asset Sale in accordance with clauses (i) and (ii) of the preceding paragraph prior to the Determination Time, (B) any Asset Sale Redemption of Notes pursuant to the fourth paragraph under "Optional Redemption of Notes" out of any Excess Proceeds from the applicable Asset Sale and (C) any Asset Sale Payment out of any Excess Proceeds from the applicable Asset Sale, the ratio set forth below is equal to (but not more or less than) 4.5:1:

                                ________________

                            OCF + [(.065)(REP-X-Y)]

where:

D     =     the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the Determination Time, without giving effect to the Asset Sale Redemption (if any) represented by "X" in the formula.

X     =     the principal amount of Notes (if any) to be redeemed in an optional Asset Sale Redemption out of Excess Proceeds from the applicable Asset Sale in order to satisfy the conditions set forth in the preceding paragraph.

OCF =       the Operating Cash Flow of the Company and its Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to the Determination Time, determined on a pro forma basis after giving effect to (i)
            the applicable Asset Sale and any other Asset Sales consummated during such four-quarter period as if they had occurred at the beginning of such four-quarter period and (ii) all acquisitions or other dispositions (whether by merger, consolidation, purchase or sale of securities or assets or otherwise) of any business or assets, made by the Company and its Subsidiaries from the beginning of such four-quarter period through the Determination Time as if such acquisition or disposition had occurred at the beginning of such four-quarter period.

REP =       the total amount of Excess Proceeds from the applicable Asset Sale remaining after deducting therefrom all portions thereof applied prior to the Determination Time pursuant to the preceding paragraph without giving effect to the Asset
            Sale Redemption (if any) represented by "X" in the formula or to the Asset Sale Payment represented by "Y" in the formula.

Y     =     the amount of the proposed Asset Sale Payment to be made at the Determination Time pursuant to the preceding paragraph.


            The Supplemental Indenture will permit the Company to use up to $40 million of the Excess Proceeds from the Station Sale to make Asset Sale Payments and to use an amount equal to the lesser of 25% of the Excess Proceeds or an aggregate of $40 million from the sale of the Company's other currently owned television stations to make Asset Sale Payments. For purposes of calculating the amounts available to the Company to make Asset Sale Payments following any other Asset Sale, the Company shall be deemed to have made Asset Sale Payments for the full amount permitted under the preceding sentence and any unapplied Excess Proceeds from the sale of those television stations shall be deducted from the Company's assets in determining compliance with the leverage test described above which must be satisfied to permit Asset Sale Payments.


            As soon as practicable, but in no event later than 10 Business Days after any date (an "Asset Sale Trigger Date") that the aggregate amount of Available Proceeds exceeds $15,000,000, the Company shall, if and to the extent permitted by the agreements governing any Senior Indebtedness of the Company, subject to the subordination provisions of the Indenture, commence an offer to purchase the maximum principal amount of Notes that may be purchased out of such Available Proceeds, at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.


            The Company and the holders of all of the outstanding Notes have agreed that within 15 days after the completion of the sale of those television stations included in the Station Sale sufficient to generate net proceeds (after payment of or provision for reasonable fees, expenses and taxes) of at least $230 million; the Company will redeem $75 million principal amount of the Notes at a redemption price of $976.75 per $1,000 principal amount, plus accrued and unpaid interest. The Supplemental Indenture will provide that the Company will have no obligation to use the proceeds for the sale of the Company's other currently owned television stations to redeem additional Notes. The proceeds from the sale of these Stations may be used by the Company (a) to reduce Senior Indebtedness temporarily; (b) to make Related Business Investments or Capital Expenditures or to acquire one or more broadcasting stations; or (c) to make an
Asset Sale Payment.   All other Asset Sales whether of existing assets
(excluding television stations) or after-acquired assets are subject to the terms of Indenture as modified by the Supplemental Indenture.


            PROCEDURES FOR OFFERS. Within 60 days following any Change of Control Trigger Date or within 10 Business Days after any Asset Sale Trigger Date, the Company shall mail to each Holder at such Holders' registered address (with a copy to the Trustee) a notice stating: (a) that an Offer is being made as a result a Change of Control or one or more Asset Sales, as the case may be, the length of time the Offer shall remain open, and the maximum aggregate principal amount of Notes that will be accepted for payment pursuant to such Offer, (b) the purchase price for the Notes, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed, (the "Purchase Date"), and (c) such other information required by the Indenture and applicable laws and regulations. Notwithstanding the foregoing, the Company shall not be required to commence an Offer as a result of a Change of Control if, within 30 days of a Change of Control Trigger date, the Company notifies the Holders that all outstanding Notes will be redeemed pursuant to a Change of Control Redemption.

            On the Purchase Date for any Offer, the Company will (1) in the case of an Offer resulting from a Change of Control, accept for payment all Notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from one or more Asset Sales, accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds from such Asset Sales, (2) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Purchase Date, and (3) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Offer. If less than all Notes tendered pursuant to any Offer are accepted for payment by the Company for any reason, selection of the Notes to be purchased by the Trustee shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, PROVIDED that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly mail to each Holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail to such Holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the Holder to such Note. On and after a Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment.

            The Company will announce the results of the Offer to Holders of the Notes on or as soon as practicable after the Purchase Date. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and all other applicable securities laws and regulations thereunder in connection with any Offer.

CERTAIN COVENANTS

            RESTRICTED PAYMENTS. The Indenture provides that the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Restricted Payment, except (1) dividends, payments or other distributions with respect of any Capital Stock by any Subsidiary to the Company or any Wholly-Owned Subsidiary of the Company, (2) repurchases, redemptions, retirements or acquisitions of Capital Stock by a Wholly-Owned Subsidiary of the Company from the Company or another Wholly-Owned Subsidiary of the Company,
(3) payments, prepayments, repurchases, redemptions and acquisitions permitted under the "Limitation on Indebtedness" covenant with respect to Indebtedness not incurred on violation of such covenant, and (4) Restricted Payments by the Company if (i) at the time of and after giving effect to the proposed Restricted Payment no Default or Event of Default, shall have occurred and be continuing or would occur as a consequence thereof, (ii) at the time of and immediately after giving effect to the proposed Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the "Limitation on Indebtedness" covenant, and (iii) at the time of and immediately after giving effect to the proposed Restricted Payment (the value of any such payment if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution, PROVIDED that if such value exceeds $3 million such determination shall be supported by a fairness opinion of an Independent Financial Advisor) the aggregate amount of all Restricted Payments (excluding all payments, investments, redemptions, repurchases, retirements and other acquisitions for value of any Capital Stock or any Indebtedness of the Company or any Subsidiary in exchange for, or out of Qualified Capital Stock Proceeds of, the substantially concurrent sale (other than to the Company or a Subsidiary of the Company, of Qualified Capital Stock of the Company) declared or made after the Issue Date does not exceed an amount equal to the sum of (A) Cumulative Operating Cash Flow of the Company and its Subsidiaries less 1.4 times Cumulative Total Interest Expense of the Company and its Subsidiaries, plus (B) an amount equal to 100% of the aggregate Qualified Capital Stock Proceeds received by the Company from the issuance and sale (other than to a Subsidiary of the Company) of Qualified Capital Stock to the extent that such proceeds are not used to redeem, repurchase, return or otherwise acquire Capital Stock or any Indebtedness of the Company or any Subsidiary pursuant to clause (ii) of the succeeding paragraph, and (C) $5,000,000.

            Notwithstanding the preceding paragraph, the following Restricted Payments may be made: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition for value of any Capital Stock or any Indebtedness of the Company or any Subsidiary in exchange for, or out of the Qualified Capital Stock Proceeds of, the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of Qualified Capital Stock of the Company; and (iii) the redemption of Notes in accordance with the terms of the Indenture.

            INCURRENCE OF INDEBTEDNESS.    Except as set forth in this
paragraph and the succeeding two paragraphs, the Company shall not, and shall not permit any Subsidiary, after the Issue Date, directly or indirectly, to Incur any Indebtedness (including Acquired Indebtedness). For purposes of the Indenture, Indebtedness of any Acquired Person that is not a Subsidiary, which Indebtedness is outstanding at the time such Person is acquired by the Company or a Subsidiary or becomes, or is merged into or consolidated with, a Subsidiary, shall be deemed to have been Incurred by the Company at the time such Acquired Person becomes, or is merged into or consolidated with, a Subsidiary.

            Notwithstanding the preceding paragraph and in addition to Indebtedness permitted to be Incurred under the succeeding paragraph, the Company (subject to limitations set forth in the "Limitation on Certain Debt" covenant) or any Subsidiary may Incur Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Indebtedness and (ii) on the date of the Incurrence of such Indebtedness, the Debt to Operating Cash Flow Ratio of the Company and its Subsidiaries, after giving pro forma effect thereto, is 7.0:1 or less.

            Notwithstanding the second preceding paragraph and in addition to Indebtedness permitted to be Incurred under the immediately preceding paragraph, the Company and its Subsidiaries may Incur any of the following
Indebtedness: (i) Designated Senior Debt; (ii) Indebtedness evidenced by the Initial Notes; (iii) Indebtedness to any Wholly-Owned Subsidiary of the Company or Indebtedness of any Subsidiary to the Company (provided that such Indebtedness is at all times held by the Company or a Wholly-Owned Subsidiary of the Company); PROVIDED, HOWEVER, that for purposes of this covenant, upon either (A) the transfer or other disposition by any such Wholly-Owned Subsidiary of any Indebtedness so permitted to a Person other than the Company or another Wholly-Owned Subsidiary of the Company or (B) the issuance, sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Subsidiary to a Person other than the Company or another such Wholly-Owned Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred by the Company at the time of such transfer or other disposition; (iv) Refinancing Indebtedness with respect to Indebtedness that was Incurred prior to the Issue Date or, if incurred after the Issue Date, was Incurred in compliance with the provisions of the Indenture; PROVIDED, HOWEVER, that (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Indebtedness so extended, refinanced, renewed, replaced, substituted, defeased or refunded (plus the amount of fees, costs and expenses incurred and the amount of any premium, penalties, breakage costs and other similar amounts required to be paid in connection with such refinancing pursuant to the terms of the instrument governing the Indebtedness so extended, refinanced, renewed, replaced, substituted, defeased or refunded or the amount of any premium reasonably determined by the Company as necessary to accomplish a refinancing by means of a tender offer or privately negotiated repurchase, which determination shall be supported by a fairness opinion from an Independent Financial Advisor, plus the fees, costs and expenses of such tender offer or repurchase); and (B) the Refinancing Indebtedness shall (1) have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted, defeased or refunded; (2) not have a final scheduled maturity earlier than the final scheduled maturity of the Indebtedness being extended, refinanced, replaced, renewed, substituted, defeased or refunded; (3) not permit redemption at the option of the Holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness being extended, refinanced, renewed, replaced, substituted, defeased or refunded; and (4) rank no more senior or be at least as subordinated, as the case may be, in right of payment to the Notes as the Indebtedness being extended, refinanced, replaced, renewed, substituted, defeased or refunded; provided, further, that the limitations contained in this clause (iv) shall not preclude the Company or any of its Subsidiaries from Incurring additional Indebtedness permitted to be Incurred at the time under this paragraph or the preceding paragraph, notwithstanding that such additional Indebtedness would fall within the definition of "Refinancing Indebtedness;"
(v) with respect to the Company, Guarantees of obligations under existing Investments in The Theme Park Partnership, an Australian partnership, up to an aggregate amount not exceeding 4,033,125 Dollars (Australian); (vi) Indebtedness with respect to Interest Rate or Currency Protection Agreements; and (vii) Indebtedness not otherwise permitted to be Incurred pursuant to clauses (i) through (vi) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (vii), has an aggregate principal amount not in excess of $25,000,000 at any one time outstanding (plus Obligations for related payments for early termination, interest, fees, expenses and indemnities and other similar amounts payable thereunder or in connection therewith).

              LIMITATION ON LIENS. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, Incur, assume, suffer to exist, create or otherwise cause to be effective any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom to secure any Indebtedness except: (i) Permitted Liens, (ii) Liens existing as of the Issue Date (and any extension, renewal or replacement Liens upon the same Property subject to such Liens, provided the principal amount of Indebtedness secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the principal amount of Indebtedness secured by the Lien theretofore existing, plus amounts described in clause (iv)(A) of the third paragraph of the "Limitation on Indebtedness" covenant with respect to permitted Refinancing Indebtedness), (iii) Liens securing all or any Senior Indebtedness; (iv) Liens securing Indebtedness of any Subsidiary of the Company, PROVIDED that (A) such Liens are limited to Property or assets of such Subsidiary, (B) the Indebtedness secured by such Liens was not incurred in violation of the Indenture and (C) the Indebtedness secured by such Liens is not subordinated to or junior in right of payment in any respect to any other Indebtedness of such Subsidiary other than Senior Bank Debt; (v) Liens replacing, extending or renewing, in whole or in part, any Lien described in the foregoing clauses (i) through (iv), including in connection with any refinancing of the Indebtedness, in whole or in part, secured by any such Lien effected in accordance with the "Limitation on Indebtedness" covenant, PROVIDED that if any such clauses limit the amount secured by or the Property or assets subject to such Liens, no such replacement, extension or renewal shall increase the amount of Indebtedness or the Property or assets subject to such Liens and (vi) any other Lien securing Indebtedness Incurred in compliance with the "Limitation on Indebtedness" covenant, if the Notes are equally and ratably secured by the Property or assets subject to such Lien, PROVIDED that if the Company creates any Lien under this clause (vi) on its Property or assets to secure any Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinated and junior to the Lien securing the Notes with the same or lesser priorities as such Subordinated Indebtedness has with respect to the Notes.

            TRANSACTIONS WITH AFFILIATES. The Indenture provides that neither the Company nor any of its Subsidiaries shall enter into any transaction or series of transactions to sell, lease, transfer, exchange or otherwise dispose of any of its properties or assets or to purchase any property or assets from, or for the direct or indirect benefit of, an Affiliate of the Company or of any Subsidiary of the Company (each, including any series of transactions with one or more Affiliates, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been obtained at that time in a comparable transaction by the Company or such Subsidiary with an unrelated Person.

            Neither the Company nor any of its Subsidiaries shall enter into an Affiliate Transaction involving or having a potential aggregate value of more than $1,000,000, other than transactions in the ordinary course of business, including, but not limited to, the sale of advertising time or the purchase of insurance from an Affiliate that is an insurance carrier or through an Affiliate that is an insurance agent or agency, unless such transaction has been approved by a majority of the Board of Directors who have no direct or indirect interest in the Affiliate Transaction or in the Affiliate that is a party to the Affiliate Transaction, or in any other party that is an Affiliate of any such Affiliate.

            Neither the Company nor any of its Subsidiaries shall enter into an Affiliate Transaction involving or having a potential aggregate value of more than $5,000,000 other than transactions in the ordinary course of business, including, but not limited to, the sale of advertising time that is used by the purchaser thereof and is not resold unless the Board of Directors shall first have received a written opinion from an Independent Financial Advisor for the benefit of the Company and the Holders, which firm is not receiving any contingent fee or other consideration directly or indirectly related to the successful completion of the Affiliate Transaction, to the effect that the proposed Affiliate Transaction is fair to the Company from a financial point of view.

            The provisions of this covenant shall (i) not prohibit or restrict, if not otherwise in violation of the Indenture, the execution by the Company or any of its Subsidiaries of, the making by the Company or any of its Subsidiaries of any loan, guarantee or other extension of credit contemplated by, the performance by the Company or any of its Subsidiaries of Obligations under, the making by the Company or any of its Subsidiaries of any payment required by, or the exercise by any person of such person's rights under, the Subsidiary Debt Documents, (ii) not apply to any Restricted Payment that is made in compliance with the provisions of the "Limitation on Restricted Payments" covenant, (iii) not apply to the reasonable and customary fees and compensation paid or indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors of the Company or such Subsidiary or the senior management thereof in good faith, (iv) not apply to any dividend distribution or redemption of Capital Stock of the Company that is made in compliance with the provisions of "Mandatory Offers to Repurchase Notes -- Asset Sales" and (v) not apply to transactions exclusively between or among the Company and any Wholly-Owned Subsidiary or exclusively between or among Wholly-Owned Subsidiaries provided such transactions are not otherwise prohibited by the Indenture, including, but not limited to, the payment by any Subsidiary of the Company of obligations of such Subsidiary to the Company under the Tax Sharing Agreement.

            RESTRICTIONS AGAINST LIMITATIONS ON UPSTREAM PAYMENTS. The Company will not, and will not permit any Subsidiary to create or otherwise cause or suffer to exist or to become effective any Payment Restriction or other encumbrance or restriction on the ability of any Subsidiary of the Company to
(a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a Subsidiary of the Company, (b) make loans or advances to the Company or a Subsidiary of the Company, or (c) transfer any of its properties or assets to the Company or any Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reasons of: (i) any instrument governing Indebtedness of the Company or any of its Subsidiaries not Incurred in violation of the Indenture, PROVIDED that such Payment Restrictions or encumbrances are no more restrictive in the aggregate with respect to such dividends and other payments than those contained in the Subsidiary Debt Documents as in effect on the Issue Date, (ii) applicable law,
(iii) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred in contemplation of or in connection with such acquisition), PROVIDED that such restriction is not applicable to any Person, or the Property or assets of any Person, other than the Acquired Person, (iv) non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (v) instruments governing purchase money Indebtedness for Property acquired in the ordinary course of business that only impose restrictions on the Property so acquired, (vi) any agreement for the sale or disposition of the Capital Stock or assets of such Subsidiary, PROVIDED that such restriction is only applicable to such Subsidiary or assets, as applicable, and (vii) Refinancing Indebtedness permitted under the Indenture with respect to Indebtedness described in clauses
(iii), (iv) or (v), PROVIDED that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the instrument governing the Indebtedness being refinanced immediately prior to such refinancing.

            LIMITATION ON CERTAIN DEBT. The Indenture provides that the Company shall not Incur or suffer to exist any Indebtedness (other than Designated Senior Debt, purchase money Indebtedness secured by a Lien described in clause (vi) of the definition of "Permitted Liens" (so long as such Indebtedness was not Incurred in violation of the Indenture), and the Notes) that would rank subordinate to or junior in right of payment to any other Indebtedness of the Company, unless the Indebtedness so Incurred is either (i) Pari Passu Indebtedness or (ii) Subordinated Indebtedness and by its terms, or by the terms of any agreement or instrument pursuant to which such Subordinated Indebtedness is Incurred, (A) such Subordinated Indebtedness does not provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final stated maturity of the Notes and (B) such Subordinated Indebtedness does not permit redemption or other retirement thereof (including pursuant to an offer to purchase made by the Company) at the option of the Holder thereof prior to the final stated maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Subordinated Indebtedness (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture; PROVIDED, HOWEVER, that the foregoing limitation shall not apply to (1) distinctions between categories of Indebtedness which exist by reason of any Liens arising or created in respect of some but not all Indebtedness and (2) any intercreditor agreements (to which the Company is not a party) among different classes of creditors of the Company.

            LIMITATION ON ISSUANCES AND DISPOSITIONS OF CAPITAL STOCK OF SUBSIDIARIES. The Indenture provides that the Company (i) shall not, and shall not permit any Subsidiary to, transfer, convey, sell, or otherwise dispose of any Capital Stock, or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Subsidiary to any Person (other than the Company or a Wholly-Owned Subsidiary) unless such transfer, conveyance, sale, lease or other disposition is of 100% of the Capital Stock of such Subsidiary and the Excess Proceeds from such transfer, conveyance or sale are applied in accordance with the Asset Sale provisions of "Mandatory Offers to Repurchase Notes -- Asset Sales" and (ii) shall not permit any Subsidiary to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, its Capital Stock to any Person other than to the Company or a Wholly-Owned Subsidiary; PROVIDED, HOWEVER, that this paragraph shall not prevent the sale of less than 100% of the Capital Stock of a Subsidiary of the Company if (A) immediately after and giving pro forma effect to such transaction as if the Company ceased to own any equity interest in such Subsidiary on the first day of the four most recent full fiscal quarters ending immediately prior to such transaction (even if less than 100% of the Capital Stock of such Subsidiary is sold) and the application of proceeds therefrom, the Company could incur at least $1 of Indebtedness pursuant to the second paragraph of the "Limitation on Indebtedness" covenant or (B) such Subsidiary accounted for 5% or less of Operating Cash Flow for the four-quarter period described in clause (A) and is projected by the Company in good faith (as set forth in an Officers' Certificate delivered to the Trustee) to account for less than 5% of Operating Cash Flow for the four quarters immediately following such transaction.

            REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and to Holders all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information with the Commission for public availability and make such information available to investors who request it in writing.

            LIMITATION ON MERGER, CONSOLIDATION AND SALE OF ASSETS. The Indenture provides that the Company (i) shall not consolidate with or merge into any other Person; (ii) shall not permit any other Person to consolidate with or merge into the Company; (iii) shall not permit any other Person to consolidate with, merge into or be merged into by, any Subsidiary (in a transaction in which such Subsidiary (or successor person) remains (or becomes) a Subsidiary); and (iv) shall not directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety (except for any Permitted Disposition, or the merger or consolidation of any Subsidiary of the Company with or into, or the disposition of all or substantially all of the assets of any Subsidiary of the Company to, the Company or any Wholly-Owned Subsidiary of the Company) unless, in any such transaction: (A) in the case the Company shall consolidate with or merge into another Person or shall directly or indirectly transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Company as an entirety (for purposes of this paragraph, a "Successor Company") shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume by an indenture supplemental hereto executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant of this Indenture on the part of the Company to be performed or observed; (B) immediately before and after giving effect to such transaction and treating any Indebtedness Incurred by the Company or a Subsidiary of the Company as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of such transaction, no Default or Event of Default shall have occurred and be continuing; (C) immediately after giving effect to such transaction, and treating any Indebtedness Incurred by the Company or any Subsidiary as a result of such transaction as having been Incurred at the time of such transaction, the Company or the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to the second paragraph of the "Limitation on Indebtedness" covenant; and (D) the Company had delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, lease or acquisition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this paragraph and that all conditions precedent herein provided for relating to such transaction have been complied with, and, with respect to such Officers' Certificate, setting forth the manner of determination of the ability to Incur Indebtedness in accordance with the second paragraph of the "Limitation on Indebtedness" covenant as required by clause (C) of this paragraph of the Company or, if applicable, the Successor Company.

            For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

            EVENTS OF DEFAULT. The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in the payment when due of principal on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company for 30 days after receipt of notice from the Trustee or Holders of at least 25% of the principal amount of outstanding Notes to comply with any other provisions of the Indenture or the Notes; (iv) default under any mortgage, indenture or instrument under which there may be Incurred or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness now exists, or is created after the Issue Date, if (A) such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness, and (B) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other such Indebtedness that has been accelerated or not paid at maturity, exceeds $10,000,000; (v) failure by the Company or any of its Significant Subsidiaries to pay final judgments, the uninsured portion of which exceeds $10,000,000, which judgments are not paid, discharged, bonded or stayed for a period of 60 days after the date of entry thereof, (vi) if under Title 11, United States Code or any similar Federal or State law for the relief of debtors, (A) the Company or any Significant Subsidiary commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a Custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors, or
(B) a court of competent jurisdiction enters an order or decree, and such order or decree remains unstated and in effect for 60 days, that is for relief against the Company or any Significant Subsidiary in an involuntary case, appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the Property of the Company or any Significant Subsidiary, or orders the liquidation of the Company or any Significant Subsidiary; and
(vii) any of the Applicable Documents shall cease, for any reason, to be in full force and effect in any material respect, except as a result of an amendment, waiver or termination thereof as contemplated or permitted hereby or the Company shall so assert in writing.

            If any Event of Default other than an Event of Default arising pursuant to clause (vi) of the preceding paragraph occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; PROVIDED, HOWEVER, that if any Indebtedness is outstanding pursuant to the Subsidiary Debt Documents upon a declaration of acceleration of the Notes, other than an Event of Default arising pursuant to clause (vi) of the preceding paragraph, the principal and interest on the Notes will not be payable until the earlier of (1) the day which is ten business days after notice of acceleration is given to the Company and the Senior Agent under the Bank Credit Agreements, and (2) the date of acceleration of the Indebtedness by the Senior Agent.

            The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (which may only be waived with the consent of each Holder of Notes affected). Subject to certain limitation, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

            The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO RECOURSE AGAINST OTHERS


            The Notes are solely the obligation of the Company. No director, officer, employee, incorporator or shareholder of the Company or the Trustee shall have any liability for any obligation of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of such obligation. The Indenture provides that each Holder of Notes by accepting a Note waives and releases such Persons from all such liability and such waiver and release is part of the consideration for issuance of the Notes.


NO CLAIM AGAINST SUBSIDIARIES

            The Company and the Holders acknowledge and agree as follows: (a) the Notes and other Applicable Documents are an obligation of the Company only, and the Holders have and will have no claim, right or demand against any Subsidiary of the Company or any assets or properties of any Subsidiary of the Company on or in respect of the Notes or other Applicable Documents; (b) the Company is, and is capitalized as, a separate legal entity such that any claim, right or demand by the Holders with respect to the assets and properties of any Subsidiary of the Company would be solely as a creditor of a direct or indirect shareholder of such Subsidiary and that such arrangement has been relied upon by and is for the benefit of holders of Senior Indebtedness; (c) the Company's direct and indirect Subsidiaries have no obligation to pay dividends to or to make Investments in the Company, for the purpose of funding payment obligations of the Company to the Holders or otherwise, (d) the Subsidiary Debt Documents permit Subsidiaries of the Company to pay dividends to or to make Investments in the Company only in limited amounts and under specified circumstances (PROVIDED that any and all such limitations shall at all times be subject to the provisions of the "Restrictions Against Limitations on

Upstream Payments Covenant"); and (e) the Subsidiary Debt Documents restrict the amendment of the Indenture, the Notes and the other Applicable Documents without the consent of certain of the Bank Lenders.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

            If at any time the Company irrevocably deposits, or causes to be deposited, in trust with the Trustee or a Paying Agent, at any time prior to the stated maturity of the Notes or the date of redemption of all the outstanding Notes, money and/or direct noncallable obligations of, or guaranteed by, the United States of America in an amount sufficient (without reinvestment thereof) to pay timely and discharge the entire principal of the then outstanding Notes and all interest due thereon to maturity or redemption, the Indenture shall cease to be of further effect as to all outstanding Notes (except, among other things, as to (i) remaining rights of registration of transfer and substitution and exchange of the Notes, (ii) rights of Holders to receive payment of principal of and interest on the Notes when due, and (iii) the rights, obligations and immunities of the Trustee).

TRANSFER AND EXCHANGE

            A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from the Company and ending at the close of business on the day the notice of redemption is sent to Holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, and (iii) during an Offer if such Note is tendered pursuant to such Offer and not withdrawn.

            The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

            Except as provided in the next two paragraphs, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including con- sents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

            Without the consent of each Holder affected, an amendment or waiver shall not: (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, or alter the provisions with respect to the redemption of the Notes in a manner adverse to the Holders of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes (except that Holders of at least a majority in aggregate principal amount of the then outstanding Notes may (a) rescind an acceleration of the Notes that resulted from a non-payment default, and (b) waive the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or premium, if any, or interest on, the Notes, (vii) waive a redemption payment with respect to any Note, (viii) make any change to the subordination provisions of the Indenture that adversely affects Holders, or (viii) make any change in the foregoing amendment and waiver provisions.

            Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Company's obligations to Holders in the event of any Disposition involving the Company in which the Company is not the Surviving Person, (iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, or
(v) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA.

CONCERNING THE TRUSTEE

            If the Trustee becomes a creditor of the Company, the Indenture contains certain limitations on the rights of the Trustee to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise.

            The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred (and has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

            Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Great American Communications Company, One East Fourth Street, Cincinnati, Ohio 45202, Attention: Secretary.

CERTAIN DEFINITIONS

            "Acquired Indebtedness" means, with respect to any specified Person and any Person acquired by such specified Person, Indebtedness of the Acquired Person existing at the time of the acquisition, including Indebtedness issued in connection with or in contemplation of, such acquisition.

            "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

            "Applicable Documents" means collectively the Purchase Agreement, the Registration Rights Agreement, the Indenture and the Notes.

            "Applicable Premium" means, with respect to any Note called for redemption by the Company after a Change of Control, the greater of (i) 1.0% of the then outstanding principal amount of such Note, and (ii) the total, if greater than zero, of (A) the present value of all required interest and principal payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 75 basis points, minus (B) the then outstanding principal amount of such Note, minus (C) any accrued and unpaid interest paid on such Note on the Redemption Date.

            "Asset Sale" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiaries with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly-Owned Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries or (iii) other assets or rights of such Person or any of its Subsidiaries, whether owned on the date of this Indenture or thereafter acquired, in one or more related transactions. The term "Asset Sale" shall not include (i) any Permitted Disposition or (ii) any sale or issuance by the Company of Qualified Capital Stock of the Company.

            "Bank Agent Consent" means, with respect to any Asset Sale Payment, the written consent of the Representative or Representatives of Holders of at least a majority in outstanding principal amount of Senior Bank Debt (including unused commitments which, if funded, would constitute Senior Bank Debt) delivered by such Representative or Representatives to the Company, with a copy to the Trustee, prior to such Asset Sale Payment, pursuant to which such Representative or Representatives consent to such Asset Sale Payment and, consequently, the related permanent reduction (in the amount of such Asset Sale Payment) of the amount of Designated Senior Debt available to be Incurred under the Indenture. As of the Issue Date, The First National Bank of Boston would be the Representative entitled to give the Bank Agent Consent.

            "Bank Credit Agreements" means (i) the Loan Agreement, dated as of August 20, 1993, and amended and restated as of November 30, 1993, among GATR, the Company, Great American Television and Radio Holdings, Inc., Leisure Systems, Inc., Great American Broadcasting Company, Continental Bank, N.A. and The First National Bank of Boston, as managing agents, and the lenders party thereto, (ii) each instrument pursuant to which Obligations under the Bank Credit Agreements described in (i) above, or any subsequent Bank Credit Agreements, are amended, deferred, extended, renewed, replaced, refunded or refinanced, in whole or in part, and (iii) each instrument now or hereafter evidencing, governing, guarantying or securing any Indebtedness under any Bank Credit Agreements, in each case, as modified, amended, restated or supplemented from time to time.

            "Bank Lenders" means the lenders under the Bank Credit Agreements.

            "Broadcasting Station" means all related licenses, franchises and permits issued under federal, state or local laws from time to time which authorize a Person to receive or distribute, or both, over the airwaves, audio, visual, or microwave signals within a geographic area for the purpose of providing commercial broadcasting television or radio, together with all Property owned or used in connection with the programming provided pursuant to, and all interest of such Person to receive revenues from any other Person which derives revenues from or pursuant to, said licenses, franchises and permits.

            "Business Day" means any day other than a Legal Holiday in New York City, New York or Hartford, Connecticut.

            "Capital Expenditure" means any amount paid in connection with the purchase or construction of any assets acquired (other than from an Affiliate) or constructed after the date hereof (a) to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP and (b) if the acquisition or construction of such assets is not part of any acquisition of a Person.

            "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. Capital Lease Obligation shall not include payments due under any Film Contracts.

            "Capital Stock" of any Person means any and all shares, interests, rights, participations, each class of common stock and preferred stock of such Person and/or other equivalents (however designated) of corporate stock or equity participations, including each class of common stock and preferred stock of such Person and partnership interests, whether general or limited, of such Person.

            "Cash Equivalents" means:

              (a) marketable obligations issued or unconditionally guaranteed by the United States government, in each case maturing within 360 days after the date of acquisition thereof;

              (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 360 days after the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

              (c) commercial paper maturing no more than 360 days after the date of acquisition thereof, issued by a corporation organized under the laws of any state of the United States or of the District of Columbia and, at the time of acquisition, having a rating in one of the two highest rating categories obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

              (d) money market funds whose investments are made solely in securities described in clause (a) maturing within one (1) year after the date of acquisition thereof;

              (e) certificates of deposit maturing within 360 days after the date of acquisition thereof, issued by any commercial bank that is a member of the Federal Reserve System that has capital, surplus and undivided profits (as shown on its most recent statement of condition) aggregating not less than $100,000,000 and is rated A or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation; and

              (f) repurchase agreements entered into with any commercial bank of the nature referred to in clause (e), secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (e), having a fair market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such commercial bank.

            "Change of Control" means any transaction or series of transactions in which any of the following occurs: (i) any Person or group (within the meaning of Rule 13d-3 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act), other than (a) AFC or (b) funds managed by Fidelity Management & Research Company or any of its Affiliates, becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (A) greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of the Company or GATR, or the Surviving Person (if other than the Company), or (B) greater than 20% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of the Company or GATR, or the Surviving Person (if other than the Company), and such Person or group has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of the Company; or (ii) the Company or GATR consolidates with or merges into another Person, another Person consolidates with or merges into the Company or GATR, the Company or GATR issues shares of its Capital Stock or all or substantially all of the assets of the Company or GATR are sold, assigned, conveyed, transferred, leased or otherwise disposed of to any Person as an entirety or substantially as an entirety in one transaction or a series of related transactions and the effect of such consolidation, merger, issuance or sale is as described in clause (i) above. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred by virtue of
(I) the company or any of its employee benefit or stock plans filing (or being required to file after the lapse of time) a Schedule 13D or 14D-1 (or any successor or similar schedule, form or report under the Exchange Act) or (II) the purchase by one or more underwriters of Capital Stock of the Company in connection with a Public Offering.

            "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount, to the extent such amount was deducted in computing Consolidated Net Income, of interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such Person and its subsidiaries (including, without duplication, original issue discount on any Indebtedness (including, in the case of the Company, any original issue discount on the Notes) to the extent attributable to such period), net of interest income. For purposes of this definition, (a) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, and (b) interest shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with Interest Rate or Currency Protection Agreements attributable to such period.

            "Consolidated Net Income," with respect to any Person and its subsidiaries, for any period, means the aggregate of the net income (or loss) of such Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net income of any other Person in which such Person or any of its subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such Person and its subsidiaries in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions actually paid to such Person or such subsidiary by such other Person in such period; (b) the net income of any subsidiary of such Person that is subject to any Payment Restriction shall be excluded to the extent such Payment Restriction actually prevented the payment of an amount that otherwise could have been paid to, or received by, such Person or a subsidiary of such Person not subject to any Payment Restriction, provided, however, that with respect to the Consolidated Net Income of the Company, the Consolidated Net Income of the Company's Subsidiaries shall not be so excluded, notwithstanding the existence of any such Payment Restriction, so long as the terms of any such Payment Restriction limiting the payment of dividends by the Company's Subsidiaries are not more restrictive at the time of determination of Consolidated Net Income than the Payment Restrictions limiting such payment of dividends in effect on the Issue Date; and (c) there shall be excluded the following: (i) such Person's share, determined in accordance with GAAP, of the net loss of any other Person in which such Person or any of its subsidiaries has an interest (which interest does not cause the net loss of such other person to be consolidated with the net income or loss of such Person and its subsidiaries in accordance with GAAP), (ii) the net income (or loss) of any other Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) all gains realized upon or in connection with or as a consequence of the issuance of the Capital Stock of such Person or any of its subsidiaries and any gains on pension reversions received by such Person or any of its subsidiaries, (iv) all gains and losses, together with any related provision for taxes, realized in connection with any sale of assets by such Person during such period (including, without limitation, dispositions pursuant to sale and leaseback transactions), and (v) all extraordinary gains or losses, together with any related provision for taxes, realized by such Person during such period and (vi) the cumulative effect of a change in accounting principles in the year of adoption of such change.

            "Cumulative Operating Cash Flow" means the Operating Cash Flow of the Company and its Subsidiaries for the period beginning January 1, 1994, through and including the end of the most recently ended fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment.

            "Cumulative Total Interest Expense" means the Total Interest Expense of the Company and its Subsidiaries for the period beginning January 1, 1994, through and including the end of the most recently ended fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment.

            "Debt to Operating Cash Flow Ratio" means, with respect to any date, the ratio of (a) the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries as of such date on a consolidated basis to (b) Operating Cash Flow of the Company and its Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date, determined on a pro forma basis after giving effect to all acquisitions or dispositions (whether by merger, consolidation, purchase or sale of securities or assets or otherwise) of any business or assets made by the Company and its Subsidiaries from the beginning of such four-quarter period through such date as if such acquisition or disposition had occurred at the beginning of such four-quarter period.

            "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.


            "Designated Senior Debt" means and includes (i) the Senior Bank Debt, and (ii), without duplication, the WGHP Debt. The Supplemental Indenture will modify the definition of "Designated Senior Debt" to mean up to $150 million principal amount of Senior Indebtedness outstanding at any one time. Such amount will be reduced by an amount equal to the Excess Proceeds from any Asset Sale other than the sales of the Company's six presently owned television Stations to the extent that such Excess Proceeds are used to make Asset Sale Payments. During the 360-day period following the Company's receipt of such Excess Proceeds, the Company may use such Excess Proceeds to temporarily reduce Designated Senior Debt. To the extent that the Company shall not have used or committed to use any of such Excess Proceeds within such 360-day period, Designated Senior Debt shall be deemed to be permanently reduced by the amount of such unused or uncommitted amount.
<R/>

            "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets in one transaction or a series of related transactions.

            "Disqualified Capital Stock" means, (i) with respect to any Person, any Capital Stock of such Person or its subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its subsidiaries, including at the option of the Holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to the stated maturity date of the Notes, or (ii) any other Capital Stock of such Person or its subsidiaries designated as Disqualified Capital Stock by such Person at the time of issuance.

            "Excess Proceeds" means with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash (including any cash received by way of deferred payment pursuant to, or amortization of, a note or installment receivable or otherwise, but only if, as and when received, and cash received upon sale of securities or other Property or assets received as consideration with respect to such Asset Sale, except to the extent that any of the foregoing are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Senior Indebtedness where such payments re required by the instrument governing such Indebtedness, (iv) amounts required to be paid to any person (other than the Company or any Subsidiary) owning a beneficial interest in the Property or assets the subject of such Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post- employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

            "Film Contracts" means contracts with suppliers that convey the right to broadcast specified films, videotape motion pictures, syndicated television programs or sports or other programming.

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

            "Governmental Body" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

            "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds, for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the Holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement, condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

            "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in GAAP that results in an obligation of such Person that exists as such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

            "Indebtedness" means, with respect to any person, (i) all liabilities, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof and whether short-term or long-term, secured or unsecured), (b) evidenced by bonds, notes, debentures, drafts accepted or similar instruments or letters of credit (including such liabilities representing the balance deferred and unpaid of the purchase price of any property, other than any such liability that represents an account payable or any other monetary obligation to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business in connection with obtaining goods, materials or services, which account is not overdue according to the original terms of sale, unless such account payable is being contested in good faith), (c) for the payment of money relating to Capital Lease Obligations; or (d) under the terms of any amendment, renewal, extension or refunding of any liability of the types referred to in the preceding clauses (a), (b) or (c); (ii) the maximum fixed repurchase price of all Disqualified Capital Stock of such Person or, if there is no such maximum fixed repurchase price, the liquidation preference of such Disqualified Capital Stock, plus accrued but unpaid dividends; (iii) reimbursement obligations of such Person with respect to letters of credit or bankers' acceptances issued for the benefit of such Person; (iv) net obligations of such Person with respect to Interest Rate or Currency Protection Agreements; (v) all liabilities of others of the kind described in the preceding clause (i), (ii), (iii) or
(iv) that such Person has Guaranteed or that is otherwise its legal liability; and (vi) all obligations of others secured by a Lien to which any of the Property or assets of such Person are subject (other than obligations of a lessor under any operating lease pursuant to which the Company or any of its Subsidiaries leases Property, if such lessor grants a Lien on such lease to secure such lessor's Indebtedness), whether or not the obligations secured thereby shall have been assumed by such Person or shall otherwise be such Person's legal liability (PROVIDED that if the obligations so secured have not been assumed by such person or are not otherwise such person's legal liability, such obligations shall be deemed to be in an amount equal to the fair market value of such properties or assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution). For purposes of the preceding sentence, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution. For purposes hereof, Indebtedness incurred by any Person that is a general partnership (other than non-recourse Indebtedness) shall be deemed to have been incurred by the general partners of such partnership pro rata in accordance with their respective interests in the liabilities of such partnership unless any such general partner shall, in the reasonable determination of the Board of Directors of the Company, be unable to satisfy its pro rata share of the liabilities of the partnership, in which case the pro rata share of any Indebtedness attributable to such partner shall be deemed to be incurred at such time by the remaining general partners on a pro rata basis in accordance with their interests.

            "Independent Financial Advisor" means a reputable accounting, appraisal or a nationally recognized investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Company and its Affiliates.

            "Insolvency or Liquidation Proceeding" means, with respect to any Person, (i) any insolvency or bankruptcy or similar case or proceeding, or any reorganization, receivership, liquidation, dissolution or winding up of such Person, whether voluntary or involuntary, or (ii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of such Person.

            "Interest Differential" means, with respect to any Insolvency or Liquidation Proceeding involving the Company, the difference between the rate of interest on the Notes and the rate of interest on the Senior Bank Debt immediately prior to the commencement of such Insolvency or Liquidation Proceeding, excluding in each case any increase in the rate of interest resulting from any default or event of default.

            "Interest Rate or Currency Protection Agreement" means any interest rate swap agreement, interest rate cap agreement, currency swap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates or currency exchange rates and which shall have a notional amount no greater than the payments due with respect to Indebtedness being hedged thereby.

            "Investment" by any Person in any other Person means any investment by such Person in such other Person, whether by a purchase of assets, in any transaction or series of related transactions, individually or in the aggregate, purchase of Capital Stock, capital contribution, loan, advance (other than reasonable loans and advances to employees for moving and travel expenses, as salary advances, and other similar customary expenses incurred, in each case in the ordinary course of business consistent with past practice) or similar credit extension constituting Indebtedness of such other Person, and any Guarantee of Indebtedness of such other Person.

            "Issue Date" means February 18, 1994, the date of the original issuance of the Series A Notes.

            "Lien" means any mortgage, pledge, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell which is intended to constitute or create a security interest, mortgage, pledge or lien, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); PROVIDED that in no event shall a true operating (as opposed to financing) lease be deemed to constitute a Lien hereunder.

            "Material Adverse Effect" means a material adverse effect on the business, Property, operations, conditions (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole.

            "Net Proceeds" shall mean with respect to any Public Offering, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith.

            "Obligations" with respect to any instrument or agreement means any and all principal, interest, penalties, premiums, fees, indemnifications, reimbursements, damages and other charges, obligations and liabilities existing from time to time under such instrument or agreement, whether direct or indirect, joint or several, actual, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, including any obligations or liabilities to repay, redeem, repurchase, retire, acquire or defease any Indebtedness under such instrument or agreement, or any obligation to establish a sinking fund for any such purpose.

            "Offer" means a offer by the Company to repurchase Notes after any Change of Control Trigger Date or Asset Sale Trigger Date.

            "Officer" means, with respect to any Person, the President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

            "Officers' Certificate" means a certificate signed by two Officers, one of whom must be the President, the Treasurer, a Vice-President or the Secretary of the Company.

            "Operating Cash Flow" means, with respect to any period the Consolidated Net Income of the Company and its Subsidiaries for such period, plus (a) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, plus (b) Consolidated Interest Expense for such period, plus (c) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (including amortization of goodwill and other intangibles, but excluding amortization of Film Contracts and write-downs of Film Contracts).

            "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

            "PARI PASSU", when used with respect to the Indebtedness ranking of any Indebtedness of any Person in relation to other Indebtedness of such Person, means that each such Indebtedness (a) either (i) is not subordinated or junior in right of payment to any other Indebtedness of such Person or (ii) is subordinate in right of payment to the same Indebtedness of such Person as is the other and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other or to any Indebtedness of such Person as to which the other is not so subordinate.

            "Pari Passu Indebtedness" means any Indebtedness of the Company whether outstanding at the Issue Date or Incurred thereafter, which (a) ranks PARI PASSU with the Notes and (b) by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) does not provide for payments of principal of such Indebtedness at the final stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final stated maturity of the Notes and (ii) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the issuer) of such other Indebtedness at the option of the Holder thereof prior to the final stated maturity of the Notes, other than a redemption or other retirement at the option of the Holder of such Indebtedness (including pursuant to an offer to purchase made by the issuer) which is conditioned upon the change of control of the Company pursuant to provisions substantially similar to those contained in "Mandatory Offers to Repurchase Notes -- Charge of Control".

            "Payment Restriction" means, with respect to a subsidiary of any Person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other subsidiary of such Person, (b) make loans or advances to such Person or any other subsidiary of such Person, or (c) transfer any of its properties or assets to such Person or any other subsidiary of such Person, or (ii) such Person or any other subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances, or
(c) transfer of properties or assets.

            "Permitted Disposition" means (i) any transfer, conveyance, sale, lease or other disposition (a "sale") by the Company or any of its Subsidiaries of its inventory in the ordinary course of its business; (ii) any sale by the Company or any of its Subsidiaries in the ordinary course of its business of its equipment or other tangible Property that is obsolete or no longer useful or necessary to its business; (iii) any sale by the Company or any of its Subsidiaries in the ordinary course of its business, and in a manner consistent with its customary and usual cash management practices, of its Permitted Investments of the kind described in clause (iii) of the definition thereof;
(iv) the creation or incurrence of any Liens in any Property of the Company or any of its Subsidiaries that are permitted by the Indenture and (v) any sale of Property by or at the direction of a secured party holding a Lien on such Property, which Lien is permitted by the Indenture, pursuant to the exercise by such secured party of its rights as a creditor.

            "Permitted Investment" by any Person means (i) any Related Business Investment, (ii) Investments in securities or other Property not constituting cash or Cash Equivalents and received in connection with an Asset Sale, to the extent permitted by "Mandatory Offers to Repurchase Notes -- Asset Sales" or any other disposition of assets not constituting an Asset Sale, (iii) cash and Cash Equivalents, (iv) Investments existing on the Issue Date, (v) Investments by any Subsidiary in other Subsidiaries, (vi) Investments by the Company in any of its Subsidiaries required by any instrument or agreement governing Senior Indebtedness to the extent that such Investments consist of (A) performance under Guarantees Incurred by the Company in compliance with the Indenture with respect to Indebtedness of its Subsidiaries not Incurred in violation of the Indenture or (B) Liens securing the Company's Obligations with respect to any Guarantee described in the foregoing clause (A), (vii) Investments in the form of accounts receivable arising from sales of goods or services in the ordinary course of business, PROVIDED that for any accounts receivable that are more than 120 days overdue, appropriate reserves or allowances have been established in accordance with GAAP and (viii) Investments in the form of advances or prepayments to suppliers or employees in the ordinary course of business.

            "Permitted Liens" shall mean (i) Liens for taxes, assessments, and similar governmental charges to the extent (A) not delinquent or (B) being contested in good faith by appropriate proceedings and as to which reserves have been set aside to the extent required by GAAP; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; (iii) pledges or deposits in the ordinary course of business to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or other social security benefits; (iv) Liens to secure the performance of public statutory obligations that are not delinquent, appeal bonds, performance bonds or other obligations of a like nature (other than for borrowed money); (v) zoning restrictions, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Subsidiary incurred in the ordinary course of business; (vi) Liens in respect of purchase money Indebtedness incurred to acquire furniture, fixtures, equipment or other operating assets provided that
(A) such Liens are limited to the assets acquired after January 1, 1994 and (B) the principal amount of the Indebtedness secured by such Lien does not exceed the acquisition cost of such assets, (vii) Liens securing Indebtedness which secure assets leased pursuant to Capital Lease Obligations, (viii) Liens on any assets of any Acquired Person securing Acquired Indebtedness which assets or Acquired Person are acquired by the Company or a Subsidiary subsequent to the date of the Indenture, and which Liens were in existence on or prior to the acquisition of such assets or Acquired Person (to the extent that such Liens were not created in connection with or in contemplation of such acquisition), provided that such Liens are limited to the assets or Acquired Person so acquired and the proceeds thereof, and (ix) Liens imposed pursuant to condemnation or eminent domain or substantially similar proceedings; provided that in the case of clauses (vi) (vii) and (viii), any Indebtedness secured by such Liens was not Incurred in violation of the "Limitation on Indebtedness" covenant.

            "Person" means an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Body or any other entity of whatever nature.

            "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

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            "Preferred Stock" as applied to the Capital Stock of any
corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

            "Principal" of a debt security means the principal of the security including the premium, if any, on the Security.

            "Property" means all types of real, personal, tangible, intangible or mixed property.

            "Public Offering" means a firm commitment underwritten primary public offering of Capital Stock of the Company.

            "Purchase Agreement" means, collectively, all of the several Note Purchase Agreements dated as of February 3, 1994, whereby the Company agreed to issue and sell and the various Purchasers named in such agreements agreed to purchase, in the aggregate, $200,000,000 in principal amount of Notes, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

            "Tax Qualified Capital Stock" means, with respect to any Person, any and all Capital Stock issued by such Person after the date on which the Notes are issued that is not Disqualified Capital Stock.

            "Qualified Capital Stock Proceeds" shall mean, with respect to any Person, (a) in the case of any sale of Qualified Capital Stock (other than pursuant to a transaction in which such Person Incurs any Indebtedness incurred in connection with the issuance or acquisition of such Capital Stock), the aggregate net cash proceeds received by such Person, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof or (b) in the case of any exchange, exercise, conversion or surrender of any Indebtedness of such Person issued for cash after the date of the Indenture for or into shares of Qualified Capital Stock of such Person, the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion or surrender, plus any additional amount paid by the security Holder to such Person upon such exchange, exercise, conversion or surrender and less any and all payments made to the security Holders, and all other expenses (including commissions and the like) incurred by such Person in connection therewith.

            "Redemption Date" when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to the Indenture and the Notes.

            "Redemption Price" when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to the Indenture and the Notes.

            "Refinancing Indebtedness" means Indebtedness of the Company or any of its Subsidiaries Incurred or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute, defease or refund any other Indebtedness of the Company or any of its Subsidiaries (and related interest, premium, penalties, breakage costs, fees, expenses and other amounts owing in respect of such Indebtedness, to the extent permitted to be Incurred by the Indenture) Incurred in accordance with the terms of the Indenture.

            "Related Business Investments" means (i) any Investment by a Person in any other Person substantially all of whose revenues are derived from the operation of one or more Broadcasting Stations or from the sale of advertising time or the delivery, transmission or dissemination of entertainment or information to public viewers or subscribers, so long that, as a result of such Investment, (A) such Person becomes a Wholly-Owned Subsidiary, or (B) such Person either (1) is merged, consolidated or amalgamated with or into the Company or one of its Wholly-Owned Subsidiaries and the Company or such Wholly-Owned Subsidiary is the surviving person, or (2) transfers or conveys substantially all of its assets to, or is liquidated into, the Company or one of its Wholly-Owned Subsidiaries; (ii) the acquisition of all or substantially all the assets of any Broadcasting Station; and (iii) any Capital Expenditure or Investment, in each case reasonably related to the business of selling advertising time or delivering, transmitting or disseminating entertainment or information to public viewers or subscribers.

            "Reorganization Securities" means, with respect to any Insolvency or Liquidation Proceeding involving the Company, Capital Stock or other securities of the Company as reorganized or readjusted (or Capital Stock or any other securities of any other Person (other than a Subsidiary of the Company, unless the Company is no longer in existence and such Subsidiary is the Surviving Person)), provided for by a plan of reorganization or readjustment that are subordinated, at least to the same extent as the Notes, to the payment of all outstanding Senior Indebtedness after giving effect to such plan of reorganization or readjustment; PROVIDED, HOWEVER, that, (i) if Capital Stock, such securities shall have no mandatory repurchase, redemption, prepayment, sinking fund, or dividend obligations prior to six months following the final scheduled maturity date if all Senior Indebtedness (as defined by such plan of reorganization or readjustment, and (ii) if debt securities: (A) such securities shall not provide for amortization (including sinking fund and mandatory redemption, repurchase, retirement, defeasance or prepayment provisions) commencing prior to six months following the final scheduled maturity of all Senior Indebtedness of the Company (as modified by such plan of reorganization or readjustment); (B) if the rate of interest on such securities is fixed, such rate of interest shall not exceed the greater of (1) the rate of interest on the Notes and (2) the sum of the rate of interest on the Senior Bank Debt on the effective date of such plan of reorganization or readjustment and the Interest Differential; (C) if the rate of interest on such securities floats, such rate of interest shall not exceed at any time the sum of the interest rate on the Senior Bank Debt at such time and the Interest Differential; (D) such securities shall not have covenants or default provisions materially more burdensome to the Company than those in effect with respect to the Notes on the Issue Date; and (E) no Subsidiary of the Company (or the Surviving Person, if other than the Company) has any obligation, direct or indirect, to make, grant or Incur any Lien securing any payment or distribution of any kind in respect of any Reorganization Securities.

            "Representative" means, with respect to any Senior Indebtedness, the agent or other representative(s), if any, of Holders of such Senior Indebtedness.

            "Restricted Payment" means, with respect to any Person, without duplication: (i) any dividend or other distribution, whether in cash or in Property or securities, declared or paid on any shares of such Person's Capital Stock (other than (A) in the case of the Company, dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or options, warrants or other rights to acquire Qualified Capital Stock of the Company and
(B) any dividends, distributions or other payments made to the Company or a Wholly-Owned Subsidiary by a Subsidiary), or the making by such Person or any of its subsidiaries of any other distribution in respect of, such Person's Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than exchangeable or convertible Indebtedness of such person); (ii) the redemption, repurchase, retirement or other acquisition for value by such Person or any of its subsidiaries, directly or indirectly, of such person's Capital Stock (and, in the case of a Subsidiary, Capital Stock of the Company) other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than exchangeable or convertible Indebtedness of such Person), and other than, in the case of the Company, through the issuance in exchange therefor solely of Qualified Capital Stock of the Company; (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Pari Passu Indebtedness or Subordinated Indebtedness (other than with the proceeds of Refinancing Indebtedness permitted under the Indenture), except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; and (iv) any Investment other than Permitted Investments.

            "Senior Agent" means (i) until all Indebtedness under the Bank Credit Agreements is paid in full in cash, the administrative agent (or the institution performing similar functions) under the Bank Credit Agreement under which the greatest aggregate principal amount of Indebtedness is outstanding, and (ii) if all Indebtedness under the Bank Credit Agreements has been paid in full, the person (or the Representative of the persons) holding the greatest amount of Senior Indebtedness.

            "Senior Bank Debt" means (i) the Indebtedness outstanding under the Bank Credit Agreements up to a maximum principal amount of $250,000,000 minus
(A) the aggregate amount of Excess Proceeds from Asset Sales applied to permanently reduce the principal of Indebtedness under the Bank Credit Agreements pursuant to "Mandatory Offers to Repurchase Notes-Asset Sales," minus (B) the aggregate amount of Asset Sale Payments made by the Company, PROVIDED that a reduction described in this clause (B) that would otherwise be caused by a particular Asset Sale Payment will not be effective without a Bank Agent Consent with respect to such Asset Sale Payment if the effect of such reduction would be to reduce the amount of Designated Senior Debt available to be Incurred pursuant to the third paragraph of the "Limitation on Indebtedness" covenant to an amount lower than the amount of Senior Bank Debt outstanding plus the amount of WGHP Debt outstanding, in each case, as of the applicable Determination Time (including, in the case of Senior Bank Debt, unused commitments which the Bank Lenders are unconditionally obligated to fund at the Determination Time and which, if funded, would constitute Senior Bank Debt). and (ii) any interest, penalties, fees, indemnifications, reimbursements, damages and other similar charges (including, but not limited to, all fees and expenses of counsel and all other charges, fees and expenses) payable under the Bank Credit Agreements.

            "Senior Indebtedness" means and includes all principal of, premium and interest (including Post-Petition Interest) on and other Obligations with respect to (i) Designated Senior Debt and (ii) any other Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the Issue Date or thereafter Incurred, other than the Notes; PROVIDED, HOWEVER, that the following shall not constitute Senior
Indebtedness: (A) any Indebtedness which by the terms of the instrument creating or evidencing the same is PARI PASSU, subordinated or junior in right of payment to the Notes in any respect, (B) that portion of any Indebtedness Incurred in violation of the Indenture, (C) any Preferred Stock, or (D) any Indebtedness of the Company (other than Designated Senior Debt) which is subordinated to or junior in right of payment in any respect to any other Indebtedness of the Company. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest (including Post-Petition Interest) and all other Obligations of every nature of the Company and its Subsidiaries from time to time in respect of Designated Senior Debt; PROVIDED, HOWEVER, that any Indebtedness under any refinancing, refunding or replacement of the Designated Senior Debt shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Company (other than Designated Senior Debt). Notwithstanding the foregoing, "Senior Indebtedness" shall not include (1) Indebtedness evidenced by the Notes, (2) Indebtedness which when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (3) any liability for foreign, federal, state, local or other taxes owed or owing by the Company, (4) Indebtedness of the Company to the extent such liability constitutes Indebtedness to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's subsidiaries, (5) Indebtedness for the purchase of goods or materials in the ordinary course of business or (6) Indebtedness owed by the Company for compensation to employees or for services.

            "Significant Subsidiary" means, with respect to any Person, any Subsidiary of such Person that would be (i) a "significant subsidiary" as defined in (a) or (b) of the definition of that term in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date or (ii) material to the business, condition (financial or other), business, operations or prospects of the Company and its Subsidiaries taken as a whole.

            "Subordinated Indebtedness" means Indebtedness of the Company which is subordinated or junior in right of payment to the Notes.

            "Subordinated Obligations" means all Indebtedness and other Obligations of the Company or any of its Subsidiaries, contingent or otherwise, now or hereafter existing under or in respect of the Notes (pursuant to the terms thereof or any other agreement or instrument relating thereto), the Indenture, or any of the other Applicable Documents.

            "Subsidiary" means any corporation, association, partnership, joint venture or other business entity of which the Company and/or any Subsidiary of the Company, directly or indirectly, either (a) in respect of a corporation, owns or controls more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, exercises sufficient control over and/or has a sufficiently large interest in, such association, partnership, joint venture or other business entity that the operations thereof are, in accordance with GAAP, consolidated with those of the Company or any Subsidiary.

            "Subsidiary Debt Documents" means, collectively, the Bank Credit Agreements and the WGHP Notes.

            "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

            "Tax Sharing Agreement" means the Agreement of Allocation of Payment of Federal Income Taxes, dated as of December 28, 1993, among the Company and its Subsidiaries, as amended, restricted or supplemented from time to time.

            "Taxes" means any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholding or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Body.

            "Total Interest Expense" of a Person means (i) the total amount of interest expense (including amortization of original issue discount and noncash interest payments or accruals and the interest component of any Capital Lease Obligations but, excluding any intercompany interest owed by any Subsidiary to any other Subsidiary of such Person), (ii) all fees, commissions, discounts and other charges of the Company and its Subsidiaries with respect to letters of credit and bankers' acceptances, determined on a consolidated basis in accordance with GAAP and (iii) the product of (a) the total amount of dividends declared on Disqualified Capital Stock other than common stock (whether accrued or paid) of such Person and its consolidated Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

            "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as complied by, and published in, the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least 2 Business Days prior to the date fixed for redemption of the Notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Weighted Average Life to Maturity of the Notes; PROVIDED, HOWEVER, that if the Weighted Average Life to Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of Unites States Treasury securities for which such yields are given, except that if the Weighted Average Life to Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

            "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

            "WGHP Debt" means (i) the Indebtedness outstanding under the WGHP Notes up to a maximum principal amount of $17,500,000 minus (A) the aggregate amount of Excess Proceeds from Asset Sales applied to permanently reduce principal of Indebtedness under the WGHP Notes pursuant to the second paragraph under "Mandatory Offers to Repurchase Notes--Asset Sales", minus (B) the aggregate amount of Asset Sale Payments made by the Company pursuant to the third paragraph under "Mandatory Offers to Repurchase Notes--Asset Sales" to the extent such amount has not already been counted as a reduction of Senior Bank Debt pursuant to clause (i)(B) of the definition of "Senior Bank Debt"; PROVIDED that a reduction described in this clause (B) that would otherwise be caused by a particular Asset Sale Payment will not be effective without a Bank Agent Consent with respect to such Asset Sale Payment if the effect of such reduction would be to reduce the amount of Designated Senior Debt available to be Incurred pursuant to the "Limitation on

Indebtedness" covenant to an amount lower than the amount of WGHP Debt outstanding plus the amount of Senior Bank Debt outstanding, in each case as of the applicable Determination Time (including, in the case of Senior Bank Debt, unused commitments which the Bank Lenders are unconditionally obligated to fund at the Determination Time and which, if funded, would constitute Senior Bank
Debt), and (ii) any interest, penalties, fees, indemnifications, reimbursements, damages and other similar charges payable under the WGHP Notes.

            "WGHP Notes" shall mean (i) the 91/2% promissory notes of GATR issued pursuant to that certain Indenture, dated as of December 28, 1993, between GATR and Star Bank, N A., as Trustee, (ii) each instrument pursuant to which obligations under the WGHP Notes described in clause (i) above, or any subsequent WGHP Notes, are amended, deferred, extended, renewed, replaced, refunded or refinanced, in whole or in part, and (iii) each instrument now or hereafter' evidencing, governing, guarantying or securing any Indebtedness under any such WGHP Notes, in each case, as modified, amended, restated or supplemented from time to time.

            "Wholly-Owned Subsidiary" means a Subsidiary 100% of the equity interests in which (however measured) are owned by the Company or a Wholly-Owned Subsidiary of the Company or the Company and one or more Wholly-Owned Subsidiaries of the Company taken together, except in any case for the minimum equity interest required to be held by directors, if any, to satisfy the requirements of any applicable statute requiring that directors own qualifying shares.

REGISTRATION RIGHTS




            Holders of Series B Notes are not entitled to any registration rights with respect to the Series B Notes. Holders of Series A Notes are entitled to certain registration rights pursuant to the Registration Rights Agreement. Under the Registration Rights Agreement, as amended, the Company has agreed, for the benefit of the Holders of the Series A Notes, to use its best efforts (i) to file by April 15, 1994, a registration statement under the Securities Act with respect to an exchange offer whereby securities identical to the Series A Notes would be offered to the Holders of the Series A Notes in exchange for the Series A Notes in order to permit the Holders of the Notes to offer and sell the Notes under the Securities Act and (ii) to consummate the Exchange Offer by August 15, 1994. The Registration Statement of which this Prospectus forms a part constitutes the registration statement for the Exchange Offer, as contemplated under the Registration Rights Agreement. The Company will keep the Exchange Offer open for not less than 20 consecutive business days (or longer if required by applicable law).

            If either the Company or the Series A Purchasers determine that the Exchange Offer should not be consummated, the Company covenanted in the Registration Rights Agreement to use its best efforts (i) to file by April 15, 1994, (which period may be extended for an additional 15 days in certain circumstances), a registration statement under the Securities Act to permit the Series A Purchasers to offer and sell the Series A Notes (the "Shelf Registration Statement"), (ii) to cause such registration statement to become effective by June 15, 1994, and (iii) to maintain such effectiveness for a period of three years. If such determination is made, the Company intends to file such Shelf Registration Statement as promptly as practicable. The Company will, in the event of the Shelf Registration Statement, provide to each Holder of the Series A Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Series A Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Series A Notes.
A Holder of Series A Notes who sells such Series A Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and would be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification rights and obligations).

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

            The following discussion of certain income tax consequences is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular Holders, and does not address state, local, foreign or other tax laws. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, nonresident aliens and taxpayers subject to the alternative minimum tax) may be subject to special rules not discussed below. The description assumes that Holders of the Series B Notes will hold the Series B Notes as "capital assets" (generally, property held for investment purposes) within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL, AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF SERIES A NOTES FOR SERIES B NOTES AND THE OWNERSHIP AND DISPOSITION OF THE SERIES B NOTES.

EXCHANGE OF NOTES

            The exchange of Series A Notes for Series B Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for federal income tax purposes because, under regulations proposed by the United States Treasury, the Series B Notes should not be considered to differ materially in kind or extent from the Series A Notes. Rather, the Series B Notes received by a Holder should be treated as a continuation of the Series A Notes in the hands of such Holder. As a result, there should be no federal income tax consequences to Holders who exchange Series A Notes for Series B Notes pursuant to the Exchange Offer and any such Holder should have the same adjusted basis and holding period in the Series B Notes as it had in the Series A Notes immediately before the exchange.

ORIGINAL ISSUE DISCOUNT

            The Series A Notes were issued on February 18, 1994 and have Original Issue Discount ("OID") for federal income tax purposes. Because the Series B Notes will be treated as a continuation of the Series A Notes, which were issued with OID, the Series B Notes will have OID for U.S. federal income tax purposes, and Holders of the Series B Notes will be required to recognize such OID as ordinary income in advance of the receipt of the cash payments to which such income is attributable. The Internal Revenue Service (the "Service") issued final Treasury Regulations in February 1994 (the "Treasury Regulations") relating to the provisions of the Code that govern the inclusion of OID in income. The Treasury Regulations are to be effective for debt instruments issued on or after April 4, 1994 and the Series B Notes are expected to be issued subject to the provisions of the Treasury Regulations. Since the Treasury Regulations are the best available indication of how the Service will interpret certain OID provisions of the Code in the absence of other applicable authority, the discussion below is based in part on such Treasury Regulations.

            The total amount of OID with respect to a Series B Note will be equal to the excess of the "stated redemption price at maturity" of such note over its "issue price." The "stated redemption price at maturity" of a Series B Note will be equal to the sum of all payments required to be made thereunder other than "qualified stated interest," defined as stated interest that is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate. Interest on the Series B
Notes will constitute qualified stated interest.   The "issue price" of all the
Series B Notes will be equal to the price paid by the first purchaser of a Series B Note, other than a brokerage house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler. Holders of Series B Notes are required to include OID in income as it accrues in accordance with a constant yield method based on compounding at the end of each accrual period. The Code provides that, except as otherwise provided in regulations, the term "accrual period" means a six-month period (or shorter period from the date of original issue of a note) which ends on a day in the calendar year corresponding to the maturity date or the date six months before the maturity date. The Treasury Regulations permit a Holder to choose an accrual period of any length, which may vary over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. In general, the amount of OID required to be included in income will increase with each successive accrual period. If an exchanging Holder purchased a Series A Note at an "acquisition premium" (generally defined as a purchase price in excess of the Series A Note's adjusted issue price on the Holder's date of purchase), the amount of OID includable in the income of the Holder in each taxable year generally will be reduced by the portion of the acquisition premium properly allocable to such year.

            Stated interest on the Series B Notes will be includable in each Holder's income in accordance with its regular method of accounting.

DISPOSITION OF SERIES B NOTES

            A Holder's tax basis in a Series B Note will be increased by the amount of OID that is includable in such Holder's income. If a Series B Note is redeemed, sold or otherwise disposed of, a Holder thereof generally will recognize gain or loss equal to the difference between the amount realized on the redemption, sale or other disposition of such Series B Note and such Holder's adjusted basis in the Series B Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, the Holder has a holding period for the Series B Notes (which would include the holding period of the Series A Notes) of more than one year.

            Under the market discount rules of the Code, an exchanging Holder (other than a Holder who made the election described below) who purchased a Series A Note with "market discount" (generally defined as the amount by which the adjusted issue price of the Series A Note on the Holder's date of purchase exceeds the Holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the Series B Note received in the exchange as ordinary income to the extent of the market discount that accrued during the holding period of such Series B Note (which would include the holding period of the Series A Note). A Holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income under these rules. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.

BACKUP WITHHOLDING AND INFORMATION REPORTING

            In general, payments of principal (including amounts in respect of OID), premium, and any accrued interest (as described above under "Description of Notes - Registration Rights") with respect to a Series B Note, and the proceeds of a sale of a Series B Note within the United States will be subject to information reporting, and possibly to "backup withholding" at a rate of 31% if the Holder fails to provide its taxpayer identification number on Service Form W-9, or otherwise fails to establish an exemption from backup withholding.

            The backup withholding and information reporting rules set forth above are under review by the United States Treasury, and their application to the Series B Notes could be changed prospectively by future regulations.

            Each Series B Note will contain a legend stating that it has Original Issue Discount and setting forth the issue date, the issue price, the amount of Original Issue Discount and the yield to maturity. The Company will report annually to the Service and to each Holder (other than Holders not subject to the information reporting requirements), the amount of Original Issue Discount accrued with respect to such Series B Note and any interest paid with respect to the Series B Notes.

                                 LEGAL MATTERS

            Certain legal matters with respect to the validity of the issuance of the Notes will be passed upon for the Company by Keating, Muething & Klekamp, Cincinnati, Ohio. That firm is also counsel to American Financial Corporation, and certain of its Subsidiaries and Affiliates.

                                   EXPERTS


            The consolidated financial statements of Citicasters Inc. (formerly Great American Communications Company) appearing in Amendment No. 3 to The Company's Annual Report (Form 10-K/A) for the year ended December 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


====================================================================================================================================
      No dealer, salesperson or other individual has been au-
 thorized to give any information or make any representation not contained in this Prospectus in connection with the offering
 covered by this Prospectus.  If given or made, such information                            CITICASTERS INC.
 or representations must not be relied upon as having been
 authorized by the Company.  This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the
 Notes in any jurisdiction where, or to any person to whom, it                                $200,000,000
 is unlawful to make such offer or solicitation.  Neither the                      9 3/4% Series B Subordinated Notes
 delivery of this Prospectus nor any sale made hereunder shall,                                 Due 2004
 under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                       --------------------

                         TABLE OF CONTENTS

 AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . .    2

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . .    2
                                                                                           ------------------

 PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . .    3                              PROSPECTUS

                                                                                           ------------------
 RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . .   12

 THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . .   15

 USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . .   18

 THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . .   18

 SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . .   26

 DESCRIPTION OF SERIES B NOTES . . . . . . . . . . . . . . .   33

 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . .   61                            July __ , 1994

 LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . .   62

 EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . .   63

 UNTIL __________, 1994 ALL DEALERS EFFECTING TRANSACTIONS IN
 THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS
 DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS
 IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A
 PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH respect to their unsold allotments.


====================================================================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 607.0850 of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify its directors, officers, employees or agents and to purchase insurance with respect to liability arising out of their capacity or status as directors, officers, employees or agents. The FBCA provides further that, in addition to the indemnification permitted thereunder, a corporation is empowered to make any other or further indemnification of any of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, except an indemnification against gross negligence or willful misconduct.

      The Restated By-Laws of the Registrant provide for indemnification of the Registrant's directors and officers against certain liabilities. The Registrant also maintains directors' and officers' liability insurance for the directors and principal officers of the Registrant.


ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                      Exhibit Number                                                Description of Document
                      --------------                                                -----------------------
                           *2.1                            Joint Prepackaged Plan of Reorganization of Citicasters and Certain
                                                           Subsidiaries under Chapter 11 of the Bankruptcy Code, as incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Registrant's Form S-4
                                                           Registration Statement No. 33-63036 dated September 27, 1993.

                           *3.1                            (i)  Restated Articles of Incorporation of Citicasters, as incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31, 1993, SEC File No. 1-8283.

                                                           (ii)  Restated By-Laws of Citicasters, as incorporated by reference to
                                                           Exhibit 3.2 to Registrant's Form 10-K for the year ended December 31,
                                                           1993, SEC File 1-8283.

                                                           (iii)  Amendment to Restated Articles of Incorporation of Citicasters.

                           *4.1                            Indenture dated as of December 28, 1993 between Citicasters and Shawmut
                                                           Bank Connecticut, N.A., as trustee, relating to the 14% Senior
                                                           Extendable PIK Notes initially due 2001 (the form of which 14% Senior
                                                           Extendable PIK Notes initially due 2001 is included in such Indenture), as incorporated by reference to Amendment No. 2 to the Registrant's Form
                                                           S-4 Registration Statement No. 33-63036 dated September 27, 1993.


                                      II-1

                           *4.2                            Note Exchange Agreement dated as of September 30, 1993 by and among
                                                           Citicasters Corp. ("Broadcasting") (formerly known as Great American
                                                           Broadcasting Company) and former holders of 13% Senior Subordinated
                                                           Notes due 2000 named therein, relating to the 13% Senior Subordinated
                                                           Notes due 2001 (the form of which 13% Senior Subordinated Notes due 2001 are included in such Agreement), as incorporated by reference to Exhibit
                                                           4.2 to Amendment No. 2 to the Registrant's Form S-4 Registration
                                                           Statement No. 33-63036 dated September 27, 1993.

                           *4.3                            Loan Agreement dated as of August 20, 1993, as amended and restated from time to time, between Citicasters Co. ("Operating") (formerly known as
                                                           Great American Television and Radio Company, Inc.), Broadcasting and
                                                           certain banks, as incorporated by reference to Exhibit 4.1 to the
                                                           Registrant's Form 8-K dated February 18, 1994.

                           *4.4                            Indenture dated as of February 18, 1994, between Citicasters and Shawmut
                                                           Bank Connecticut, N.A., as Trustee relating to the 9-3/4% Senior
                                                           Subordinated Notes due 2004, as incorporated by reference to Exhibit 4.2 to the Registrant's 8-K dated February 18, 1994.

                            *5                             Opinion of Keating, Muething & Klekamp.

                          *10.1                            Comprehensive Settlement Agreement dated as of December 1, 1993 by and among Citicasters, GACC Holding Company, New GACC Holdings, Inc.,
                                                           Broadcasting, Operating, Leisure Systems, Inc., AFC, Carl H. Lindner and
                                                           the other parties named therein, as incorporated by reference to Exhibit
                                                           10.23 to the Registrant's Form S-4 Registration Statement No. 33-63036
                                                           dated September 27, 1993.

                          *10.2                            Letter Agreement dated as of December 21, 1993 between AFC, AIF II,
                                                           L.P., Artemis  Finance SNC and certain other holders of Old 9-1/2%
                                                           Notes, as incorporated by reference to Exhibit 10.23 to the Registrant's
                                                           Form S-4 Registration Statement No. 33-63036 dated September 27, 1993.

                          *10.3                            Note Purchase Agreement dated as of February 3, 1994 between Citicasters and the Purchasers designated on the signature pages thereto.

                          *10.4                            Citicasters' 1993 Stock Option Plan as incorporated by reference to
                                                           Exhibit 10.1 of the Registrant's Form 10-K for the year ended December
                                                           31, 1993.

                          *10.5                            Asset Purchase Agreement by and between Operating and New World
                                                           Communications Group Incorporated dated as of May 4, 1994, as incor-
                                                           porated by reference to Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1994, SEC File No. 1-8283.


                                      II-2


                *10.6                 Form of Warrant granted to Operating from New World Communications Group
                                      Incorporated dated as of May 4, 1994, as incorporated by reference to
                                      Exhibit 10.2 to the Registrant's Form 10-Q for the quarter ended March
                                      31, 1994, SEC File No. 1-8283.

                *21.1                 Subsidiaries of Citicasters as incorporated by reference to Exhibit 21.1 of the Registrant's Form 10-K for the year ended December 31, 1993.

                 23.1                 Consent of Independent Auditors.

                *23.2                 Consent of Keating, Muething & Klekamp (Contained on Exhibit 5).

                 *24                  Power of Attorney (contained on the signature page).

                 *25                  Statement of Eligibility of Trustee on Form T-1.

                 99.1                 Form of Letter of Transmittal.

                 99.2                 Form of Notice of Guaranteed Delivery.

                 99.3                 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
                                      and Other Nominees.

                 99.4                 Form of Letter to Clients.

____________
*Previously filed or incorporated by reference as indicated.





ITEM 22.         UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes that:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement for the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)      To remove from registration by means of
         post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, on the 12th day of July, 1994.

                                           Great American Communications Company





                                           BY:    /s/ John P. Zanotti
                                              ------------------------------
                                                 John P. Zanotti
                                                 Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                                           Capacity                          Date
 ---------                                           --------                          ----
 /s/ John P. Zanotti
- ----------------------------------                   Chief Executive Officer and       July 12, 1994
 John P. Zanotti                                     Director
                                                     (Principal
                                                     Executive Officer)


 /s/ Gregory C. Thomas                               Executive Vice President,         July 12, 1994
 ------------------------------------------          Chief Financial Officer and
 Gregory C. Thomas                                   Treasurer (Principal
                                                     Accounting and Financial Of-
                                                     ficer)





 *                                                   Director                          July ____, 1994
 ---------------------------------------
 Theodore H. Emmerich



 *                                                   Director                          July ____, 1994
 ---------------------------------------
 James E. Evans

                                     II-5



Signature                                            Capacity                         Date
- ---------                                            --------                         ----

 *                                                   Director                          July ____, 1994
 ---------------------------------------
 Carl H. Lindner



 *                                                   Director                          July ____, 1994
 ---------------------------------------
 S. Craig Lindner



 */s/ Gregory C. Thomas                              Gregory C. Thomas                 July 12, 1994
 ---------------------------------------             Attorney-in-fact


EXHIBIT INDEX
- -------------

                 Exhibit Number                                                Description of Document
                 --------------                                                -----------------------
                      *2.1                        Joint Prepackaged Plan of Reorganization of Citicasters and Certain Subsidiaries
                                                  under Chapter 11 of the Bankruptcy Code, as incorporated by reference to Exhibit
                                                  2.1 to Amendment No. 2 to the Registrant's Form S-4 Registration Statement
                                                  No. 33-63036 dated September 27, 1993.

                      *3.1                        (i)  Restated Articles of Incorporation of Citicasters, as incorporated by ref-
                                                  erence to Exhibit 3.1 to the Registrant's Form 10-K for the year ended December
                                                  31, 1993, SEC File No. 1-8283.

                                                  (ii)  Restated By-Laws of Citicasters, as incorporated by reference to Exhibit
                                                  3.2 to the Registrant's Form 10-K for the year ended December 31, 1993, SEC File
                                                  1-8283.

                                                  (iii)  Amendment to Restated Articles of Incorporation of Citicasters.

                      *4.1                        Indenture dated as of December 28, 1993 between Citicasters and Shawmut Bank
                                                  Connecticut, N.A., as trustee, relating to the 14% Senior Extendable PIK Notes initially due 2001 (the form of which 14% Senior Extendable PIK Notes initially due 2001 is included in such Indenture), as incorporated by reference to
                                                  Amendment No. 2 to the Registrant's Form S-4 Registration Statement No. 33-63036
                                                  dated September 27, 1993.

                      *4.2                        Note Exchange Agreement dated as of September 30, 1993 by and among Citicasters
                                                  Corp. ("Broadcasting") (formerly known as Great American Broadcasting Company)
                                                  and former holders of 13% Senior Subordinated Notes due 2000 named therein, relating to the 13% Senior Subordinated Notes due 2001 (the form of which 13%
                                                  Senior Subordinated Notes due 2001 are included in such Agreement), as incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registrant's
                                                  Form S-4 Registration Statement No. 33-63036 dated September 27, 1993.

                      *4.3                        Loan Agreement dated as of August 20, 1993, as amended and restated from time to time, between Citicasters Co. ("Operating") (formerly known as Great American
                                                  Television and Radio Company, Inc.), Broadcasting and certain banks, as incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K dated
                                                  February 18, 1994.


                 Exhibit Number                                              Description of Document
                 -------------                                               -----------------------

                      *4.4                        Indenture dated as of February 18, 1994, between Citicasters and Shawmut Bank
                                                  Connecticut, N.A., as Trustee relating to the 9-3/4% Senior Subordinated Notes due 2004, as incorporated by reference to Exhibit 4.2 to the Registrant's 8-K dated February 18, 1994.

                       *5                         Opinion of Keating, Muething & Klekamp.

                      *10.1                       Comprehensive Settlement Agreement dated as of December 1, 1993 by and among
                                                  Citicasters, GACC Holding Company, New GACC Holdings, Inc., Broadcasting, Op-
                                                  erating, Leisure Systems, Inc., AFC, Carl H. Lindner and the other parties named therein, as incorporated by reference to Exhibit 10.23 to the Registrant's Form
                                                  S-4 Registration Statement No. 33-63036 dated September 27, 1993.

                      *10.2                       Letter Agreement dated as of December 21, 1993 between AFC, AIF II, L.P., Artemis
                                                  Finance SNC and certain other holders of Old 9-1/2% Notes, as incorporated by reference to Exhibit 10.23 to the Registrant's Form S-4 Registration Statement
                                                  No. 33-63036 dated September 27, 1993.

                      *10.3                       Note Purchase Agreement dated as of February 3, 1994 between Citicasters and the
                                                  Purchasers designated on the signature pages thereto.

                      *10.4                       Citicasters' 1993 Stock Option Plan as incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-K for the year ended December 31, 1993.

                      *10.5                       Asset Purchase Agreement by and between Operating and New World Communications
                                                  Group Incorporated dated as of May 4, 1994, as incorporated by reference to
                                                  Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1994,
                                                  SEC File No. 1-8283.

                      *10.6                       Form of Warrant granted to Operating from New World Communications Group
                                                  Incorporated dated as of May 4, 1994, as incorporated by reference to Exhibit
                                                  10.2 to the Registrant's Form 10-Q for the quarter ended March 31, 1994, SEC File
                                                  No. 1-8283.

                      *21.1                       Subsidiaries of Citicasters as incorporated by reference to Exhibit 21.1 of the
                                                  Registrant's Form 10-K for the year ended December 31, 1993.


                       23.1                       Consent of Independent Auditors.

                      *23.2                       Consent of Keating, Muething & Klekamp (Contained on Exhibit 5).

                       *24                        Power of Attorney (contained on the signature page).





              Exhibit Number                                              Discription of Document
              --------------                                              -----------------------

                       *25                        Statement of Eligibility of Trustee on Form T-1.

                       99.1                       Form of Letter of Transmittal.

                       99.2                       Form of Notice of Guaranteed Delivery.

                       99.3                       Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
                                                  Nominees.

                       99.4                       Form of Letter to Clients.

 _____________________
 *Previously filed or incorporated by reference as indicated.


